Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

AND PLAN OF REORGANIZATION

SECURITIES PURCHASE AGREEMENT AND PLAN OF REORGANIZATION, dated as of June 11, 2004, among Diva Entertainment, Inc. (“DIVA”), a Delaware corporation, Tactica International, Inc. (the “COMPANY”), a Nevada corporation and the stockholders of Tactica (the “Stockholders”) set forth on Exhibit A hereto.

WHEREAS, Diva has authorized capital stock consisting of 20,000,000 shares of common stock, par value $.001 per share (“Diva Common Stock”) of which 5,503,800 shares are issued and outstanding, and 1,000,000 shares of preferred stock, par value $.001 per share, of which 3,571.67 shares are issued and outstanding; and

WHEREAS, the Company has authorized capital stock consisting of 1,000 shares of common stock, par value $.01 per share (the “Company Common Stock”) of which 1,000 shares are issued and outstanding (“Target Shares”); and

WHEREAS, the Stockholders wish to sell, and Diva wishes to purchase, all of the Target Shares on the Closing Date (as defined below), in exchange for 38,500,000 shares of Diva Common Stock comprising (a) 12,400,000 newly-issued shares of Diva Common Stock (of which 2,500,000 shares will be issued to the finders in accordance with Section 4.24 below) and (b) 261,000 newly issued Series E shares of Diva Preferred Stock (of which 10,000 will be issued to creditors in lieu of the conversion of $3,500,000 of trade debt on the books of Tactica at the Closing in accordance with Section 3.3 below) that will convert automatically into 26,100,000 shares of Diva Common Stock upon shareholder approval of the increase of Diva’s authorized shares to 100,000,000, subject to and upon the terms hereinafter set forth, including, but not limited to the approval by the stockholders of Diva of an amendment to Diva’s certificate of incorporation increasing Diva’s authorized common stock from 20,000,000 shares to 100,000,000 shares.

WHEREAS, the Boards of Directors of Diva and the Company, declaring it advisable and for the respective benefit of Diva and the Company have approved the Exchange and the other transactions contemplated by this Agreement (the “Transactions”) on the terms and conditions hereinafter set forth, and have approved this Agreement and authorized the Transactions; and

WHEREAS, in order to conclude the Transactions, Diva shall, prior to the Closing sell or spin off its existing subsidiary, Diva Entertainment, Inc., a Florida Corporation (“Diva Florida”) and its business (the “Terminating Subsidiary”)

WHEREAS, Diva, and the Company desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the Transactions.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

“ACQUISITION OFFER”—as defined in Section 7.10(a).

“AFFILIATE”—with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such other Person.

“AGREEMENT”—this Securities Purchase Agreement and Plan of Reorganization by and among Diva, the Company and the Stockholders.

“BUSINESS DAY”—any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law to be closed.

“CLOSING”—as defined in Section 2.1(b).

“CLOSING DATE”—as defined in Section 2.1(b).

“CODE”—the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder and successor laws or regulations.

“COMPANY”—as defined in the first paragraph of this Agreement.

“COMPANY COMMON STOCK”—as defined in the preamble of this Agreement.

“CONTRACT”—any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

“CONVERTIBLE SECURITIES”—as defined in Section 4.3.

“DGCL”—the Delaware General Corporation Law.

“DISCLOSURE SCHEDULE”—shall mean the respective the Diva Disclosure Schedule and Company Disclosure Schedule to this Agreement delivered by the Company to Diva and by Diva to the Company.

“DISSENTING STOCKHOLDERS”—as defined in Section 2.7(h).

“DIVA”— as defined in the first paragraph of this Agreement.

“DIVA Common Stock – as defined in the preamble of this Agreement

“EFFECTIVE TIME”—Unless extended by mutual agreement of all parties, June 2, 2004.

“EMPLOYEE BENEFIT PLAN”—as defined in Section 4.12(a).

“ENCUMBRANCE”—any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“ENVIRONMENTAL LAWS” – as defined in Section 4.18.

“ERISA”—the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“ERISA AFFILIATE”—as defined in Section 4.12(a).

“EXCHANGE”—the purchase and sale of securities described in Section 2.1(a) of this Agreement.

“EXCHANGE ACT”—the Securities Exchange Act of 1934, as amended, or any successor law.

“GAAP”—generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Financial Statements were prepared.

“GOVERNMENTAL AUTHORITY”—any court, tribunal, authority, agency, commission, bureau, department, official or other instrumentality of the United States, any foreign country or any domestic, foreign, state, local, county, city or other political subdivision.

“GOVERNMENTAL ORDER”—any order, ordinance, injunction, judgment, decree or writ issued by any Governmental Authority.

“INDEMNIFIED PARTY”—as defined in Section 11.1(b).

“IRS”—the United States Internal Revenue Service or any successor agency and, to the extent relevant, the United States Department of the Treasury.

“MATERIAL ADVERSE EFFECT”—the occurrence of any event that is materially adverse to the business, property, assets, prospects, results of operation or financial condition of a party to this Agreement; provided, however, that none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) any actions or omissions of any party hereto taken with the prior written consent of the other party in contemplation of the Transactions; (ii) the direct effects of compliance with this Agreement on the operating performance of any party hereto, including expenses incurred by such party in consummating the Transactions or relating to any litigation arising as a result of this Agreement or the Transactions; (iii) changes attributable to or resulting from changes in general economic, financial, regulatory or political conditions; (iv) changes affecting the industry or market sector in which such party operates; and (v) the events disclosed in Section 1 of the Disclosure Schedule..

“OCCUPATIONAL SAFETY AND HEALTH LAW”—any legal or governmental requirement or obligation relating to safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“ORGANIZATIONAL DOCUMENTS”—(a) the articles or certificate of incorporation and the bylaws or code of regulations of a corporation; (b) the certificate of formation and operating agreement of a limited liability company; (c) the partnership agreement of a partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of any other Person; and (e) any amendment to any of the foregoing.

“PERMITTED ENCUMBRANCES”— all (a) liens for current taxes not yet due, (b) workman’s, common carrier and other similar liens arising in the ordinary course of business, and (c) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company or the appropriate Subsidiary, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.

“PERSON”—any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or governmental body.

“PROCEEDING”—as defined in Section 4.14.

“PROXY [INFORMATION] STATEMENT”—as defined in Section 7.4(a).

“RELATED PERSON”—as defined in Section 4.23.

“SEC”—the United States Securities and Exchange Commission.

“SECURITIES ACT”—the Securities Act of 1933, as amended, or any successor law.

“SUBSIDIARY”—means any corporation, joint venture, limited liability company, partnership, association or other business entity of which more than 50% of the total voting power of stock or other equity entitled to vote in the election of directors or managers thereof is owned or controlled, directly or indirectly, by the Company or Diva, as the case may be.

“SUPERIOR PROPOSAL”—as defined in Section 7.11(a).

“SURVIVING CORPORATION”—as defined in Section 2.1(a).

“TAX” —as defined in Section 4.6.

“TERMINATION EXPENSES”—as defined in Section 10.3(b).

2.	SECURITIES PURCHASE AND REORGANIZATION

2.1	EXCHANGE AND CANCELLATION OF SECURITIES

(a) Subject to the terms and upon the conditions set forth herein, each Selling Stockholder agrees to sell, assign, transfer and deliver to Diva, and Diva agrees to purchase from each Selling Stockholder, the Company Common Stock owned by the respective Selling Stockholder as set forth on Exhibit A attached hereto, in exchange for the transfer, at the Closing, by Diva, to each Selling Stockholder a pro rata share of the Diva Common Stock and Series E Convertible Preferred Stock, as determined herein, aggregating 38,500,000 shares of Diva Common Stock comprising (a) 12,400,000 newly-issued shares of Diva Common Stock (of which 2,500,000 shares will be issued to the finders in accordance with Section 4.24 below) and (b) 261,000 newly issued Series E shares of Diva Preferred Stock (of which 10,000 will be issued to creditors in lieu of the conversion of $3,500,000 of trade debt on the books of Tactica at the Closing in accordance with Section 3.3 below) that will convert automatically into 26,100,000 shares of Diva Common Stock upon shareholder approval of the increase of Diva’s authorized shares to 100,000,000, subject to and upon the terms hereinafter set forth, including, but not limited to the approval by the stockholders of Diva of an amendment to Diva’s certificate of incorporation increasing Diva’s authorized common stock from 20,000,000 shares to 100,000,000 shares. Each Selling Stockholder is entitled to receive thirty-five thousand (35,000) shares of Diva Common Stock (assuming conversion of all shares of Diva Series E Preferred Stock issued as a result of the Transaction) for each share of Company Common Stock owned by the Selling Stockholder at the Closing. The number of shares of Company Common Stock that each Selling Stockholder is entitled to receive at the Closing as determined hereunder is set forth opposite each Selling Stockholder’s name on Exhibit A. Post Closing, Diva is hereinafter referred to as the “Surviving Corporation”

(b) Prior to the Closing, the holder of 4,225,000 shares of Diva Common Stock, issued and outstanding immediately prior to the Effective Time shall exchange 3,725,000 of such shares for all of the issued and outstanding shares of Diva’s sole subsidiary, Diva Florida, and upon receipt by Diva, said shares shall thereafter be canceled. An additional 1,209,000 common shares shall be canceled prior to the closing. At the Closing, 500,000 of such holder’s Common Shares shall remain outstanding.

(c) Each of the 69,800 shares of the Diva Common Stock held by the public, shall remain outstanding.

(d) Prior to the Closing, (i) the holders of 421.67 Shares of Diva Series A Convertible Preferred Stock shall exchange their shares into 843,340 shares of Diva Common Stock; (ii) the holders of 3,000 Shares of Diva Series B Convertible Preferred Stock shall exchange their shares into 1,150,000 shares of Diva Common Stock; and (iii) the holders of 50 Shares of Diva Series C Convertible Preferred Stock shall exchange their shares into 100,000 shares of Diva Common Stock.

(e) At the Closing, there shall be outstanding 100 shares of Diva Series A Convertible Preferred Stock. While Diva is aware that the holders of such Series A Convertible Preferred Stock intend to convert such stock to shares of Common Stock of the Surviving Corporation following the Closing, the terms of conversion of such shares shall be at the sole discretion of the Surviving Corporation, provided that such shares shall be converted into an aggregate of no more than 4,600,000 Common Shares. The terms of such conversion shall only be determined by the officers and directors of Surviving Corporation after the current Diva officers and directors have resigned from such positions.

(f) All shares of Diva Series E Convertible Preferred Stock shall be shall be delivered to Robert L. B. Diener, as escrow holder, pursuant to an escrow agreement which shall provide that such shares shall be delivered to the holders thereof upon proof to the satisfaction of all parties hereto that the following amounts of Tactica trade payables have been converted into the Company’s (or the Surviving Corporation’s as the case may be) Common Shares (or Common Shares to be issued on the conversion of said Series E shares) as follows:

(i) Twenty-five percent (25%) of said shares shall be delivered to the Stockholders upon delivery to the escrow holder of proof that an initial $875,000 of trade payables have been converted;

(ii) An additional twenty-five percent (25%) of said shares shall be delivered to the Stockholders upon delivery to the escrow holder of proof that an aggregate of $1,750,000 of trade payables have been converted;

(iii) An additional twenty-five percent (25%) of said shares shall be delivered to the Stockholders upon delivery to the escrow holder of proof that an aggregate of $2,625,000 payables have been converted;

(iv) The final twenty-five percent (25%) of said shares shall be delivered to the Stockholders upon delivery to the escrow holder of proof that an aggregate of $3,500,000 of trade payables have been converted;

The escrow agreement shall further provide that any shares still held in escrow forty-five (45) days from the Effective Date shall be returned to the Company (or the Surviving Corporation, as the case may be) for cancellation. Unless tendered for cancellation by the escrow holder, all shares of Diva Series E Convertible Preferred Stock shall be converted into 25,100,000 shares of Diva Common Stock upon shareholder approval of the increase of Diva’s authorized shares to 100,000,000.

2.2	INSTRUMENTS OF TRANSFER

(a) Company Common Stock. Each Selling Stockholder shall deliver to Diva original certificates evidencing the Company Common Stock along with executed stock powers, in form and substance satisfactory to Diva, for purposes of assigning and transferring all of their right, title and interest in and to the Company Common Stock. From time to time after the Closing Date, and without further consideration, the Selling Stockholders will execute and deliver such other instruments of transfer and take such other actions as Diva may reasonably request in order to facilitate the transfer to Diva of the securities intended to be transferred hereunder.

(b) Diva Common Stock. The Surviving Corporation shall deliver to the Selling Stockholders within five days of the Closing Date, original certificates evidencing the Diva Common Stock, in form and substance satisfactory to the Selling Stockholders, in order to effectively vest in the Selling Stockholders all right, title and interest in and to the Diva Common Stock. From time to time after the Closing Date, and without further consideration, the Surviving Corporation will execute and deliver such other instruments and take such other actions as the Selling Stockholders may reasonably request in order to facilitate the issuance to them of the Diva Common Stock.

2.3	CLOSING.

Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 10.1 and subject to the satisfaction or waiver of the conditions set forth in Sections 8 and 9, the closing of the Exchange will take place as promptly as practicable (and in any event within five Business Days) after satisfaction or waiver of the conditions set forth in Sections 8 and 9 at the offices of Jenkins & Gilchrist Parker Chapin LLP, New York, New York (the “CLOSING”), unless another date, time or place is agreed to in writing by the parties hereto, but in no event later than June 4, 2004 (the “Closing Date”).

2.4	TAX FREE REORGANIZATION

The parties intend that the transactions under this Agreement qualify as a tax-free organization under Section 368(a) (1) (B) of the Code.

3.	POST-CLOSING COVENANTS.

3.1	NO REVERSE SPLIT

The parties hereto agree that there shall be no reverse split of the Common Stock of the Surviving Corporation for at least one year following the Effective Time.

3.2	RESTRICTION ON FUTURE SHARE ISSUANCE

The parties hereto agree that for a period of at least one year following the Effective Time, the Surviving Corporation shall issue no new shares of any class other than (a) shares issued in connection with a bona-fide acquisition of another company; (b) shares issued in connection with a financing of at least $7,500,000 with the Surviving Corporation’s shares being priced at no less than the greater of $1.00 or 75% of the closing bid price of the Surviving Corporation’s Common Shares on the closing date of such financing or (c) an underwritten public offering of the Surviving Corporation’s Common Shares at a price greater than $1.00 per share.

3.3	CONVERSION OF TRADE PAYABLES

Not later than forty-five (45) days following the Effective Date, The Company (or Surviving Corporation, as the case may be) shall cause at least $3,500,000 of its trade payables (as reflected on Schedule 3.3 attached hereto) to be converted into the Company’s Common Shares (Trade Payables Conversion Shares”). The Trade Payables Conversion Shares are part and parcel of the Series E Preferred Shares to be issued in accordance with Secs. 2.1(a) and 2.1(f) and shall not be in addition to the number of such Series E shares set forth in said Secs. 2.1(a) and 2.1(f).

3.3	DIVA AUDIT FOR FISCAL YEAR ENDING JUNE 30, 2004

Diva’s current fiscal year ends on June 30, 2004. The Surviving Corporation will have the responsibility for completing its financial audit and Form 10-K filing for the fiscal year ending June 30, 2004. The current officers and directors of Diva shall cooperate with the officers and directors of the Surviving Corporation in completing this work. Diva represents that it currently owes no money to its auditors or company counsel to date and through the date of closing, it is further agreed that if the Company (Tactica) decides not to utilize the services of Paritz & Co, that the books and records through and including May 30, 2004 will be delivered to a place as requested by the Company. Whether or not the Surviving Company decides to change the company’s auditors following the Closing, it is assumed that Diva’s current auditors (Paritz & Co.) will be required to do substantial work in connection with the preparation of the company’s audited financial statements and Form 10-K Annual Report for the period ending June 30, 2004. The work related to such audited financial statements and regulatory filings shall be at the sole expense of the Surviving Corporation, including but not limited to the work performed by Paritz & Co.

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Diva as follows.

4.1	ORGANIZATION AND GOOD STANDING

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Company has full corporate power and authority to own its properties and to carry on its business as it is now being conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction wherein the nature of the business done or the property owned, leased or operated by it requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect. True, correct and complete copies of the certificate of incorporation and by-laws of the Company and all amendments thereto have been delivered to Diva. The corporate minutes and corporate records of the Company that have been made available to Diva are true, correct and complete in all material respects. The Company has no subsidiaries and does not own any equity interest in any Person whatsoever.

4.2	AUTHORITY; NO CONFLICT

(a) The Company has the right, power, authority and capacity to execute and deliver this Agreement, to consummate the Exchange and the other transactions contemplated hereby and to perform its obligations under this Agreement.

(b) Neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time or both):

(i) contravene, conflict with or result in a violation or breach of (A) any provision of the Organizational Documents of the Company, (B) any resolution adopted by the Board of Directors, or any committee thereof, or the stockholders of the Company, (C) any legal requirement or any Governmental Order to which the Company or any of the properties or assets owned or used by the Company may be subject, or (D) any authorization, license or permit of any Governmental Authority, including any private investigatory license or other similar license, which is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

(ii) result in a violation or breach of or constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement to any payment or benefit or require the consent or approval of or any notice to or filing with any third party under any Contract to which the Company is a party or to which it or its properties or assets may be bound, or require the consent or approval of or any notice to or filing with any Governmental Authority to which the Company or its properties or assets may be subject; or

(iii) result in the imposition or creation of any Encumbrance (other than Permitted Encumbrances) upon or with respect to any of the properties or assets owned or used by the Company;

except, with respect to clauses (i)(C) or (D), (ii) or (iii) of this Section 4.2, where any such contravention, conflict, violation, breach, default, termination right, cancellation or acceleration right or Encumbrance would not have a Material Adverse Effect or would not adversely affect the ability of the Company to consummate the Exchange or the other transactions contemplated by this Agreement.

4.3	CAPITALIZATION

The authorized equity securities of the Company consist solely of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. The authorized, issued and outstanding shares of each class of capital stock or other ownership or equity interests of each Subsidiary of the Company are accurately and completely set forth in Section 4.3(a) of the Company Disclosure Schedule. No options to purchase shares of the Company have been granted. There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the transfer, voting, issuance, purchase, redemption, repurchase or registration of the capital stock of the Company. There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of the Company, and there are not outstanding any options, warrants or other securities exercisable or exchangeable for or convertible into any shares of equity securities of the Company (“CONVERTIBLE SECURITIES”). The Company does not own or have any Contract to acquire, any equity securities or other securities of any Person or any, direct or indirect, equity or ownership interest in any other business. No Person has any pre-emptive rights with respect to any security of the Company.

4.4	FINANCIAL STATEMENTS

The Company shall deliver to Diva true, correct and complete copies of the following financial statements (“Company Financial Statements”) not later than two days prior to Closing:

(a) Audited consolidated balance sheets, consolidated statements of income, stockholders’ equity and cash flows of the Company for the periods ended February 28, 2003 and 2002;

(b) Unaudited consolidated balance sheets of the Company dated as of May 31, 2004, which shall reflect net tangible assets of not less than $3,000,000, conversion of all loans, a maximum of $13,300,000 in accounts payable and minimums of $2,900,000 in accounts receivable and $10,000,000 in good and usable inventory; provided, that the accounts receivable and inventory balances contained in the unaudited balance sheet shall be subject to change due to adjustments for inventory, chargeback reserves and ongoing business operations prior to Closing.

(c) Audited financial statements for the fiscal years for the year ended 2003 and unaudited financial statements for the year 2004 which reflect net sales in excess of $39,600,000 in each such year;

(d) Unaudited financial statements which reflect gross sales in excess of $6,000,000 and pretax income in excess of $350,000 for the three months ending May 31, 2004, subject to final adjustments for inventory and chargeback reserves.

(e) Unaudited proforma balance sheets reflecting the Surviving Corporation immediately following the Closing of this Transaction.

The Company represents and warrants that the Company Financial Statements (i) shall have been prepared from the books and records of the Company in accordance with GAAP, (ii) fully reflect all liabilities and contingent liabilities of the Company required to be reflected therein on such basis as at the date(s) thereof, (iii) fairly present in all material respects the consolidated financial position of the Company as of the date(s) of the balance sheets included in the Company Financial Statements and the consolidated results of its operations and cash flows for the periods indicated and (iv) no adverse change in the financial position of the Company as reflected in the Company Financial Statements that could result in any Material Adverse Effect shall have occurred prior to the Effective Date and, as of the Effective Date, the Company has no knowledge of any future or threatened event which could have a Material Adverse Effect on the financial position of the Company as reflected in the Company Financial Statements. At the Closing, the Company’s Chief Executive Officer shall execute and deliver to the other parties hereto a Certificate attesting to the foregoing.

4.5	NO UNDISCLOSED LIABILITIES

Except as set forth in Section 4.5 of the Company Disclosure Schedule, the Company has no material liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Company Financial Statements and current liabilities incurred in the ordinary course of business since the date of the Company Financial Statements, which current liabilities are consistent with the representations and warranties contained in this Agreement and will not, individually or in the aggregate, have a Material Adverse Effect.

4.6	TAXES

The Company has properly and timely filed all federal, state and local Tax returns (or properly filed for an extension with respect to such filing) and has paid all Taxes, assessments and penalties due and payable, except as set forth in Schedule 4.6 of the Company Disclosure Schedule. All such Tax returns were complete and correct in all respects as filed, and no claims have been assessed with respect to such returns, except as set forth in Section 4.6 of the Company Disclosure Schedule. The provisions made for Taxes on the balance sheet of the Company included in the Financial Statements are sufficient in all respects for the payment of all Taxes whether disputed or not that are due or are hereafter found to have been due with respect to the conduct of the business of the Company up to and through the date of such Financial Statements. There are no present, pending, or threatened audit, investigations, assessments or disputes as to Taxes of any nature payable by the Company, nor any Tax liens whether existing or inchoate on any of the assets of the Company, except for current year Taxes not presently due and payable. The federal income Tax returns of the Company have never been audited. No IRS or foreign, state, county or local Tax audit is currently in progress. The Company has not waived the expiration of the statute of limitations with respect to any Taxes. Other than with respect to the Company, the Company is not liable for Taxes of any other Person or is currently under any contractual obligation to indemnify any Person with respect to Taxes or is a party to any Tax sharing agreement or any other agreement providing for payments by the Company with respect to Taxes. The Company has assigned its rights to Tax refunds for all fiscal years up to and including the fiscal year ended February 29, 2004 to a third party.

For purposes of this Agreement, the term “TAX” shall mean any United States federal, national, state, provincial, local or other jurisdictional income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, estimated, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge imposed by any Governmental Authority, together with any interest or penalty imposed thereon.

4.7	ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLE

(a) All accounts receivable of the Company that are reflected on the Financial Statements or on the accounts receivable ledgers of the Company (the “COMPANY ACCOUNTS RECEIVABLE”) represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. All of the Company Accounts Receivable are or will be current and collectible at the full recorded amount thereof, less any applicable reserves established in accordance with GAAP, in the ordinary course of business without resort to litigation, except for such Company Accounts Receivable, the failure of which to collect would not have a Material Adverse Effect.

(b) All accounts payable of the Company that are reflected on the Financial Statements or on the accounts payable ledgers of the Company arose in the ordinary course of business. All material items which are required by GAAP to be reflected as payables on the Financial Statements and in the books and records of the Company are so reflected and have been recorded in accordance with GAAP in a manner consistent with past practice. There has been no adverse change since the date of the Financial Statements in the amount or delinquency of accounts payable of the Company and its Subsidiaries (either individually or in the aggregate) which would have a Material Adverse Effect.

4.8	NO MATERIAL ADVERSE CHANGE

Since the date of the Financial Statements, there has not occurred a Material Adverse Effect and no event has occurred or circumstance exists that may result in a Material Adverse Effect.

4.9	BOOKS AND RECORDS

Except as disclosed in Section 4.9 of the Company Disclosure Schedule, the books of account and other records of the Company and its Subsidiaries, all of which have been made available to Diva, are true, correct and complete. Except as disclosed in Section 4.9 of the Company Disclosure Schedule, the minute books of the Company contain true, correct and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company. The stock books of the Company are true, correct and complete. At the Closing, all of those books and records will be in the possession of the Company.

4.10	TITLE TO PROPERTIES; ENCUMBRANCES

Section 4.10 of the Company Disclosure Schedule contains a complete and accurate list of all real property leaseholds or other interests therein held by the Company. The Company does not own, or has owned, any real property. The Company has delivered or made available to Diva true, correct and complete copies of the real property leases to which the Company is a party or pursuant to which it uses or occupies any real property. Section 4.10 of the Company Disclosure Schedule also contains a complete and accurate list of all licensed vehicles owned or leased by the Company and the fixed assets used in the business of the Company and carried on its books for tax purposes. Except as set forth in Section 4.10 of the Company Disclosure Schedule, the Company has good title to, or a valid leasehold, license or other interest in, all of the real and personal properties and assets, tangible and intangible, it owns or purports to own, hold or use in its business, including those reflected on their books and records and in the Financial Statements and Interim Financial Statements (except for accounts receivable collected and materials and supplies used or disposed of in the ordinary course of business consistent with past practice after the date of the Interim Financial Statements), free and clear of all Encumbrances, except Permitted Encumbrances.

4.11	CONDITION AND SUFFICIENCY OF ASSETS

Except as would not be reasonably likely to cause a Material Adverse Effect, the buildings, vehicles, furniture, fixtures and equipment and other personal property owned, held or used by the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, vehicles, furniture, fixtures or equipment or other personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Except as would not be reasonably likely to result in a Material Adverse Effect, the buildings, vehicles, furniture, fixtures and equipment or other personal property of the Company are sufficient for the continued conduct of its business after the Closing in substantially the same manner as conducted prior to the Closing.

4.12	EMPLOYEE BENEFITS

(a) Neither the Company nor any ERISA Affiliate maintains any Employee Benefit Plans. “EMPLOYEE BENEFIT Plan” means (other than workers’ compensation required by any state or subdivision thereof) any “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing benefits to any current or former director, employee or independent contractor (or to any dependent or beneficiary thereof) of the Company or any ERISA Affiliate, which are now or have ever been maintained by the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including all incentive, bonus, deferred compensation, vacation, holiday, medical, disability, stock appreciation rights, stock option, stock purchase or other similar plans, policies, programs, practices, agreements, understandings or arrangements. “ERISA AFFILIATE” means any entity (whether or not incorporated) other than the Company that, together with the Company, is or was a member of (i) a controlled group of corporations within the meaning of Section 414(b) of the Code, (ii) a group of trades or businesses under common control within the meaning of Section 414(c), or (iii) an affiliated service group within the meaning of Section 414(m) of the Code.

(b) Neither the Company nor any ERISA Affiliate has proposed or agreed to the creation of any new Employee Benefit Plan.

4.13	COMPLIANCE WITH LAWS; GOVERNMENTAL AUTHORIZATIONS

(a) To the best of the Company’s knowledge, the Company is in compliance with all federal, state and local laws, authorizations, licenses and permits of any Governmental Authority and all Governmental Orders affecting the business, operations, properties or assets of the Company and its Subsidiaries, including, federal, state and local: (i) Occupational Safety and Health Laws; (ii) private investigatory and other similar laws; (iii) securities laws; (iv) the Fair Credit Reporting Act and similar state and local laws; and (v) laws regarding or relating to trespass or violation of privacy rights. Except as set forth in Section 4.13 of the Company Disclosure Schedule the Company has not been charged with violating, nor to the knowledge of the Company, threatened with a charge of violating, nor, to the knowledge of the Company, is the Company under investigation with respect to a possible violation of, any provision of any federal, state or local law relating to any of their respective businesses, operations, properties or assets.

(b) Section 4.13 of the Company Disclosure Schedule contains a complete and accurate list of each governmental authorization, license or permit that is held by the Company or that otherwise relates to the business of, or to any of the properties or assets owned or used by, the Company. Each governmental authorization, license or permit listed in Section 4.13 of the Disclosure Schedule is valid and in full force and effect.

4.14	LEGAL PROCEEDINGS

Except as set forth in Section 4.14 of the Company Disclosure Schedule, there is no pending claim, action, investigation, arbitration, litigation, suit or other proceeding (“PROCEEDING”):

(i) that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the properties or assets owned, held or used by, the Company; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.

(iii) To the knowledge of the Company, (A) no such Proceeding has been threatened, and (B) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. The Company has made available to Diva true, correct and complete copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Section 4.14 of the Disclosure Schedule. The Proceedings listed in Section 4.14 of the Disclosure Schedule, if decided adversely to the Company or any Subsidiary, individually or in the aggregate, would not have a Material Adverse Effect, except as described in Section 4.14 of the Disclosure Schedule.

4.15	ABSENCE OF CERTAIN CHANGES AND EVENTS

Except as set forth in Section 4.15 of the Company Disclosure Schedule, since the date of the Financial Statements, the Company has conducted its business only in the ordinary course of business consistent with past practice. Without limiting the generality of the immediately preceding sentence, since April 29, 2004, there has not been any of the following on the part of the Company:

(a) declaration or payment of any dividend or other distribution or redemption or repurchase or other acquisition, directly or indirectly, in respect of shares of capital stock or Convertible Securities;

(b) issuance or sale or authorization for issuance or sale, or grant of any options or other agreements with respect to, any shares of its capital stock or Convertible Securities, or any change in its outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

(c) payment or increase of any bonuses, salaries or other compensation to any stockholder, director, officer, consultant or employee except for increases in bonus compensation to employees in the ordinary course of business or entry into any employment, severance or similar Contract with any director, officer or employee;

(d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, severance, savings, insurance, pension, retirement or other employee benefit plan for or with any employees;

(e) damage to or destruction or loss of any property or asset, whether or not covered by insurance, which may have a Material Adverse Effect;

(f) entry into, termination of, or receipt of notice of termination of, any Contract or transaction involving a total remaining commitment by or to the Company or any Subsidiary of at least $25,000, including the entry into (i) any document evidencing any indebtedness; (ii) any capital or other lease; or (iii) any guaranty (including “take-or-pay” or “keepwell” agreements);

(g) sale, lease or other disposition (other than in the ordinary course of business consistent with past practice) of any asset or property or mortgage, pledge, or imposition of any Encumbrance (other than Permitted Encumbrances) on any material property or asset;

(h) cancellation, compromise or waiver of any claims or rights with a value to the Company or any Subsidiary in excess of $25,000;

(i) material change in the method of accounting of the accounting principles or practices used by the Company in the preparation of the Financial Statements or the Interim Financial Statements, except as required by GAAP;

(j) amendment or other modification of its respective Organizational Documents;

(k) loss of services of any key employee or consultant or any loss of a material client;

(l) loan or advance to any Person other than travel and other similar routine advances to employees in the ordinary course of business consistent with past practice; or

(m) agreement or commitment, whether oral or written, by the Company to do any of the foregoing.

4.16	CONTRACTS; NO DEFAULTS

(a) Section 4.16(a) of the Company Disclosure Schedule contains a complete and accurate list, and the Company has delivered or made available to Diva true, correct and complete copies, of:

(i) each Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $100,000;

(ii) each Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of $100,000;

(iii) each lease, license and other Contract affecting any leasehold or other interest in, any real or personal property;

(iv) each licensing Contract with respect to Company Patents, Company Marks, Company Copyrights, Company trade secrets or other Company Intellectual Property Assets, including Contracts with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any Intellectual Property Assets;

(v) each collective bargaining Contract to or with any labor union or other employee representative of a group of employees;

(vi) each joint venture, partnership and other Contract involving a sharing of profits, losses, costs or liabilities by the Company with any other Person or requiring the Company or any of its Subsidiaries to make a capital contribution;

(vii) each Contract containing covenants that in any way purport to restrict the business activity of the Company or any of its Subsidiaries or limit the freedom of the Company to engage in any line of business or to compete with any Person or hire any Person;

(viii) each employment Contract providing for compensation, severance or a fixed term of employment in respect of services performed by any employees of the Company and each consulting Contract with an independent contractor;

(ix) each stock option, purchase or benefit plan for employees;

(x) each power of attorney that is currently effective and outstanding;

(xi) each Contract for capital expenditures in excess of $100,000;

(xii) each Contract with an officer or director of the Company or any of its Subsidiaries or with any Affiliate of any of the foregoing;

(xiii) each Contract under which any money has been or may be borrowed or loaned or any note, bond, factoring agreement, indenture or other evidence of indebtedness has been issued or assumed (other than those under which there remain no ongoing obligations of the Company or any Subsidiary), and each guaranty (including “take-or-pay” and “keepwell” agreements) of any evidence of indebtedness or other obligation, or of the net worth, of any Person (other than endorsements for the purpose of collection in the ordinary course of business);

(xiv) each Contract containing restrictions with respect to the payment of dividends or other distributions in respect of the Company’s or any Subsidiary’s capital stock;

(xv) each other Contract having an indefinite term or a fixed term of more than one (1) year (other than those that are terminable at will or upon not more than thirty (30) days’ notice by the Company or any of its Subsidiaries without penalty) or requiring payments by the Company or any of the Company’s Subsidiaries of more than $100,000 per year; and

(xvi) each standard form of Contract pursuant to which the Company or any Subsidiary provides services to clients.

(b) Except as set forth in Section 4.16(b) of the Company Disclosure Schedule, each Contract identified or required to be identified in Section 4.16(a) of the Company Disclosure Schedule is in full force and effect and is valid and enforceable against the Company and, to the knowledge of the Company, against the other parties thereto in accordance with its terms.

(c) Except as set forth in Section 4.16(c) of the Company Disclosure Schedule:

(i) the Company is in full compliance with all applicable terms and requirements of each Contract under which the Company has any obligation or liability or by which the Company or any of the properties or assets owned, held or used by the Company is bound, except for such noncompliance that would not reasonably be likely to result in a Material Adverse Effect;

(ii) to the knowledge of the Company, each other Person that has or had any obligation or liability under any Contract under which the Company has any rights is in compliance in all material respects with all applicable terms and requirements of such Contract; and

(iii) no event has occurred or, to the knowledge of the Company, circumstance exists that (with or without notice or lapse of time or both) may result in a violation or breach of any Contract, which violation or breach would be reasonably likely to result in a Material Adverse Effect.

4.17	INSURANCE

Section 4.17 of the Company Disclosure Schedule sets forth the premium payments and describes all the insurance policies of the Company, which policies are now in full force and effect in accordance with their terms and expire on the dates shown on Section 4.17 of the Company Disclosure Schedule. Such insurance policies comply in all respects with the requirements of any leases to which the Company is a party, including, real property leases. There has been no default in the payment of premiums on any of such policies, and, to the knowledge of the Company, there is no ground for cancellation or avoidance of any such policies, or any increase in the premiums thereof, or for reduction of the coverage provided thereby. Such policies insure the Company in amounts and against losses and risks customary and sufficient for businesses similar to that of the Company, and, to the knowledge of the Company, such policies shall continue in full force and effect until the expiration dates shown in Section 4.17 of the Company Disclosure Schedule. Except as disclosed in Section 4.17 of the Company Disclosure Schedule, there are no pending claims for amounts greater than $50,000 with respect to the Company or its properties or assets under any such insurance policy. True, correct and complete copies of all insurance policies listed in Section 4.17 have been previously furnished to Diva.

4.18	ENVIRONMENTAL MATTERS

The Company has at all times operated its businesses in material compliance with all Environmental Laws and all permits, licenses and registrations required under applicable Environmental Laws (“ENVIRONMENTAL PERMITS”) and, to the Company’s knowledge, no material expenditures are or will be required by the Company in order to comply with such Environmental Laws. The Company has not received any written communication from any Governmental Authority or other Person that alleges that the Company has violated or is, or may be, liable under any Environmental Law. There are no material Environmental Claims pending or, to the knowledge of the Company, threatened (a) against the Company, or (b) against any Person whose liability for any Environmental Claim the Company has retained or assumed, either contractually or by operation of law. Neither the Company has contractually retained or assumed any liabilities or obligations that could reasonably be expected to provide the basis for any material Environmental Claim.

“ENVIRONMENTAL LAWS” means-all applicable statutes, rules, regulations, ordinances, orders, decrees, judgments, permits, licenses, consents, approvals, authorizations, and governmental requirements or directives or other obligations lawfully imposed by governmental authority under federal, state or local law pertaining to the protection of the environment, protection of public health, protection of worker health and safety, the treatment, emission and/or discharge of gaseous, particulate and/or effluent pollutants, and/or the handling of hazardous materials including without limitation, the Clean Air Act, 42 U.S.C. ss. 7401, et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), 42 U.S.C. ss. 9601, et seq., the Federal Water Pollution Control Act, 33 U.S.C. ss. 1321, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901, et seq. (“RCRA”), and the Toxic Substances Control Act, 15 U.S.C. ss. 2601, et seq. “ENVIRONMENTAL CLAIMS” means any and all, actions, orders, decrees, suits, demands, directives, claims, liens, investigations, proceedings or notices of violation by any Governmental Authority or other Person alleging potential responsibility or liability arising out of, based on or related to (a) the presence, release or threatened release of, or exposure to, any Hazardous Materials (as defined under applicable Environmental Laws) or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

4.19	EMPLOYEES

(a) Section 4.19 of the Company Disclosure Schedule contains a complete and accurate list of the following information for each employee of the Company: name; job title; current compensation; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any employee benefit plan of any nature.

(b) No employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition or proprietary rights agreement, between such employee or director and any other Person that in any way adversely affects or will affect (i) the performance of his or her duties as an employee or officer of the Company, or (ii) the ability of the Company to conduct its business. To the knowledge of the Company, no officer or other key employee of the Company or any of its Subsidiaries intends to terminate his or her employment with the Company.

4.20	LABOR RELATIONS

Except as set forth in Section 4.20 of the Company Disclosure Schedule:

(a) The Company has satisfactory relationships with its employees.

(b) No condition or state of facts or circumstances exists which could materially adversely affect the Company’s relations with its employees, including, to the best of the Company’s knowledge, the consummation of the transactions contemplated by this Agreement.

(c) The Company is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and none of them is engaged in any unfair labor practice.

(d) No collective bargaining agreement with respect to the business of the Company is currently in effect or being negotiated. The Company has not encountered any labor union or collective bargaining organizing activity with respect to its employees. Neither the Company nor any of its Subsidiaries has any obligation to negotiate any such collective bargaining agreement, and, to the knowledge of the Company, there is no indication that the employees of the Company or any of its Subsidiaries desire to be covered by a collective bargaining agreement.

(e) There are no strikes, slowdowns, work stoppages or other labor trouble pending or, to the knowledge of the Company, threatened with respect to the employees of the Company or any of its Subsidiaries, nor has any or the above occurred or, to the knowledge of the Company, been threatened.

(f) There is no representation claim or petition pending before the National Labor Relations Board or any state or local labor agency and, to the knowledge of the Company, no question concerning representation has been raised or threatened respecting the employees of the Company or any of its Subsidiaries.

(g) There are no complaints or charges against the Company pending before the National Labor Relations Board or any state or local labor agency and, to the knowledge of the Company, no complaints or charges have been filed or threatened to be filed against the Company with any such board or agency.

(h) To the knowledge of the Company, no charges with respect to or relating to the business of the Company are pending before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices.

(i) Section 4.20 of the Company Disclosure Schedule accurately sets forth all unpaid severance which, as of the date hereof, is due or claimed, in writing, to be due from the Company to any Person whose employment with the Company was terminated.

(j) The Company has not received notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation of the Company and no such investigation is in progress.

(k) Neither the Company, or to the knowledge of the Company, any employee of the Company, is in violation of any term of any employment agreement, non-disclosure agreement, non-compete agreement or any other Contract regarding an employee’s employment with the Company.

(l) The Company has paid all wages which are due and payable to each employee and has paid or accrued as a liability all amounts due to each independent contractor.

4.21	INTELLECTUAL PROPERTY

(a) INTELLECTUAL PROPERTY ASSETS—The term “COMPANY INTELLECTUAL PROPERTY ASSETS” includes: (i) the names “Tactica” and “Igia”, all fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, “COMPANY MARKS”); (ii) all patents, patent applications and inventions and discoveries that may be patentable (collectively, “COMPANY PATENTS”); (iii) all copyrights in both published works and unpublished works, including software, training manuals and videos (collectively, “Company Copyrights”); and (iv) all know-how, trade secrets, confidential information, client lists, software, technical information, data, plans, drawings and blue prints (collectively, “COMPANY TRADE SECRETS”) owned, used or licensed by the Company and its Subsidiaries as licensee or licensor.

(b) AGREEMENTS—Section 4.21(b) of the Company Disclosure Schedule contains a true, correct and complete list and summary description, including any royalties paid or received by the Company, of all Contracts relating to the Intellectual Property Assets to which the Company are a party or by which the Company is bound.

(c) KNOW-HOW NECESSARY FOR THE BUSINESS—The Company Intellectual Property Assets are all those used in, or related to, the operation of the business of the Company as it is currently conducted and proposed to be conducted. The Company is the owner of all right, title and interest in and to the Company Intellectual Property Assets, free and clear of all Encumbrances and have the right to use without payment to a third party all of the Intellectual Property Assets. The Company is the owner of all right, title and interest in and to any (i) business application software and (ii) proprietary management information systems used in, or related to, the operation of the business of the Company as it is currently conducted and proposed to be conducted, free and clear of all Encumbrances, and have a right to use such software and systems without payment to a third party.

(d) TRADEMARKS—(i) Section 4.21(d) of the Company Disclosure Schedule contains a true, correct and complete list of all Company Marks; (ii) the Company is the owner of all right, title and interest in and to the Company Marks, free and clear of all Encumbrances; (iii) all Company Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements and are valid and enforceable; (iv) no Company Mark is infringed or, to the knowledge of the Company, has been challenged or threatened in any way. None of the Company Marks used by the Company infringes or is alleged to infringe any trade name, trademark or service mark of any Person.

(e) COPYRIGHTS—(i) Section 4.21(e) of the Company Disclosure Schedule contains a true, correct and complete list of all Company Copyrights; (ii) the Company is the owner of all right, title and interest in and to the Company Copyrights, free and clear of all Encumbrances; (iii) all the Company Copyrights have been registered and are currently in compliance with formal legal requirements, and are valid and enforceable; (iv) no Company Copyright is infringed or, to the knowledge of the Company, has been challenged or threatened in any way; (v) none of the subject matter of any of the Company Copyrights infringes or is alleged to infringe any copyright of any Person or is a derivative work based on the work of a third Person; and (vi) all works encompassed by the Company Copyrights have been marked with the proper copyright notice.

(f) TRADE SECRETS—(i) The Company has taken all reasonable precautions to protect the secrecy, confidentiality and value of the Company Trade Secrets; and (ii) the Company has good title and an absolute right to use the Company Trade Secrets. The Company Trade Secrets, to the knowledge of the Company, have not been used, divulged or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company. No Company Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

4.22	ABSENCE OF CERTAIN PAYMENTS

Neither the Company nor any director, officer, agent or employee of the Company or, to the knowledge of the Company, any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (iv) in violation of any legal requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

4.23	RELATIONSHIPS WITH RELATED PERSONS

Except as set forth in Section 4.23 of the Company Disclosure Schedule, no officer, director or employee of the Company, nor any spouse or child of any of them or any Affiliate of, or any Person associated with, any of them (“RELATED PERSON”), has any interest in any property or asset used in or pertaining to the business of the Company that would be required to be disclosed under Item 404 of Regulation S-K, promulgated under the Securities Act of 1933, as amended. Except as set forth in Section 4.23 of the Company Disclosure Schedule, no Related Person has owned or presently owns an equity interest or any other financial or profit interest in a Person that has (i) had business dealings with the Company, or (ii) engaged in competition with the Company that would be required to be disclosed under Item 404 of Regulation S-K, promulgated under the Securities Act of 1933, as amended. Except as set forth in Section 4.23 of the Company Disclosure Schedule, no Related Person is a party to any Contract with, or has any claim or right against, the Company, except for employment agreements listed in Section 4.16 of the Company Disclosure Schedule.

4.24	BROKERS OR FINDERS

Neither the Company nor any of its respective directors, officers or agents on their behalf has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or financial advisory services or other similar payment in connection with this Agreement, other than the following: Vertical Capital Partners, Inc and Sands Brothers International Ltd (“Sands”) shall receive a total of 2,500,000 shares of Common Stock, 750,000 of such shares shall be delivered to Vertical Capital Partners, Inc. at the Closing and 1,750,000 of such shares shall be issued to Sands and placed into an escrow with Jenkins & Gilchrist Parker Chapin, LLP as escrow holder. In accordance with the terms of an agreement between Sands and the Company, the escrow holder shall deliver such shares to Sands upon proof to the satisfaction of the escrow holder that Sands has raised at least $7,500,000 in new capital for the Company (or the Surviving Corporation as the case may be) within 45 calendar days of the Effective Date. The escrow agreement shall further provide that in the event the escrow holder is not provided proof of satisfaction that such capital raise has been completed and funded within the designated time period, the escrow holder shall forthwith deliver all of said 1,750,000 shares to the Surviving Corporation for cancellation.

4.25	DEPOSIT ACCOUNTS

Section 4.25 of the Company Disclosure Schedule contains a true, correct and complete list of (a) the name of each financial institution in which the Company has an account or safe deposit box, (b) the names in which each account or box is held, (c) the type of account, and (d) the name of each Person authorized to draw on or have access to each account or box. No Person holds any power of attorney from the Company or any Subsidiary, except as listed in Section 4.25 of the Company Disclosure Schedule.

4.26	CONDUCT OF BUSINESS; USE OF NAME

The business carried on by the Company has been conducted by the Company directly and not through any Affiliate or associate of any stockholder, officer, director or employee of the Company or through any other Person. To the best of the Company’s knowledge, the Company owns and has the exclusive right, title and interest in and to the names Tactica and Igia and no other Person has the right to use the same, or any confusing derivative thereof, as its corporate name or otherwise in connection with the operation of any business similar or related to the business conducted by the Company.

4.27	RESTRICTIONS ON BUSINESS ACTIVITIES

Except as set forth in section 4.27 of the Company Disclosure Schedule there is no Contract or Governmental Order binding upon the Company or, to the knowledge of the Company, threatened that has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or the Company (either individually or in the aggregate), any acquisition of property by the Company or the Company (either individually or in the aggregate), providing of any service by the Company of the Company or the hiring of employees or the conduct of business by the Company of the Company (either individually or in the aggregate) as currently conducted or proposed to be conducted.

4.28	OUTSTANDING INDEBTEDNESS

Section 4.28 of the Company Disclosure Schedule sets forth as of a date no earlier than three (3) days prior to the date hereof (a) the amount of all indebtedness of the Company then outstanding and the interest rate applicable thereto, (b) any Encumbrances which relate to such indebtedness, and (c) the name of the lender or the other payee of each such indebtedness.

4.29	VOTING REQUIREMENTS

The affirmative vote or consent of a majority of the outstanding shares of Company Common Stock is the only vote or consent of the holders of any class or series of equity securities of the Company necessary to adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement.

4.30	DISCLOSURE

No representation or warranty by the Company in this Agreement, nor in any certificate, schedule or exhibit delivered or to be delivered pursuant to this Agreement, and no statement in the Disclosure Schedule, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

5.	REPRESENTATIONS AND WARRANTIES OF DIVA

Diva represents and warrants to Company with respect to itself and not with respect to the Terminating Subsidiaries, except as specifically indicated as follows:

5.1	ORGANIZATION AND GOOD STANDING

(a) Diva is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Diva has full corporate power and authority to own its properties and to carry on its business as it is now being conducted. Diva is duly qualified to transact business and is in good standing in each jurisdiction wherein the nature of the business done or the property owned, leased or operated by it requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect. True, correct and complete copies of the certificate of incorporation and by-laws of Diva and all amendments thereto have been delivered to the Company. The corporate minutes and corporate records of Diva that have been made available to the Company and are true, correct and complete in all material respects. Diva has no subsidiaries and does not own any equity interest in any Person whatsoever.

(b) Section 5.1 of the Diva Disclosure Schedule sets forth a true, correct and complete list of each Subsidiary of Diva. Each Subsidiary is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction or incorporation or organization indicated in Section 5 of the Disclosure Schedule. Each such Subsidiary has full corporate or other power and authority to own its properties and to carry on its business as it is now being conducted. Each Subsidiary is duly qualified to transact business and is in good standing in each jurisdiction wherein the nature of the business or the property owned, leased or operated by it requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect. True, correct and complete copies of the certificate of incorporation and by-laws (or other Organizational Documents) of each such Subsidiary and all amendments thereto have been delivered to the Company.

5.2	AUTHORITY; NO CONFLICT

(a) Diva has the right, power, authority and capacity to execute and deliver this Agreement, to consummate the Exchange and to perform its obligations under this Agreement.

(b) Neither the execution, delivery or performance of this Agreement by Diva nor the consummation by Diva of the Exchange or any of the other transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time or both):

(i) contravene, conflict with or result in a violation or breach of (A) any provision of the Organizational Documents of Diva, (B) any resolution adopted by the Board of Directors, or any committee thereof, or the stockholders of Diva, (C) any legal requirement or any Governmental Order to which Diva or any of the properties or assets owned or used by Diva or any of its Subsidiaries may be subject, or (D) any authorization, license or permit of any Governmental Authority, including any private investigatory license or other similar license, which is held by Diva or any of its Subsidiaries or that otherwise relates to the business of, or any of the assets owned or used by, Diva or any of its Subsidiaries;

(ii) result in a violation or breach of or constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement to any payment or benefit or require the consent or approval of or any notice to or filing with any third party under any Contract to which the Company or any of its Subsidiaries is a party or to which they or their respective properties or assets may be bound, or require the consent or approval of or any notice to or filing with any Governmental Authority to which either the Company or any of its Subsidiaries or their respective properties or assets may be subject; or

(iii) result in the imposition or creation of any Encumbrance (other than Permitted Encumbrances) upon or with respect to any of the properties or assets owned or used by the Company or any of its Subsidiaries;

except, with respect to clauses (i) (C) or (D), (ii) or (iii) of this Section 5.2, where any such contravention, conflict, violation, breach, default, termination right, cancellation or acceleration right or Encumbrance would not have a Material Adverse Effect or would not adversely affect the ability of the Company to consummate the Exchange or the other transactions contemplated by this Agreement.

5.3	CAPITALIZATION

The authorized equity securities of Diva consist solely of 20,000,000 shares of common stock, par value $0.001 per share, of which 5,503,800 shares are issued and outstanding, 1,000,000 shares of preferred stock, par value $0.01 per share, 3,571.67 of which shares are issued and outstanding. Prior to the Closing, 3,471.67 of such shares of preferred stock will be converted into an additional 2,093,340 Common Shares and 3,725,000 Common Shares shall be cancelled in connection with the divestiture of Diva’s subsidiary, Diva Entertainment, Inc., a Florida corporation and an additional 1,209,000 Common Shares shall be cancelled. All of the outstanding equity securities of Diva have been duly authorized and validly issued and are fully paid and nonassessable. The authorized, issued and outstanding shares of each class of capital stock or other ownership or equity interests of each Subsidiary of Diva are accurately and completely set forth in Section 5.3(a) of the Diva Disclosure Schedule. All of the outstanding shares of capital stock or other ownership or equity interests of each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and owned beneficially and of record by Diva free and clear of any and all Encumbrances. No options to purchase shares of Diva have been granted. There are no voting trusts or other agreements or understandings to which the Diva is a party with respect to the transfer, voting, issuance, purchase, redemption, repurchase or registration of the capital stock of Diva. There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of Diva, and there are not outstanding any convertible securities of Diva. Diva does not own or has any Contract to acquire, any equity securities or other securities of any Person (other than a Subsidiary) or any, direct or indirect, equity or ownership interest in any other business. No Person has any pre-emptive rights with respect to any security of Diva.

5.4	SEC DOCUMENTS; FINANCIAL STATEMENTS

Diva has filed or furnished (i) all reports, schedules, forms, statements, prospectuses and other documents required to be filed with, or furnished to, the Securities and Exchange Commission (the “SEC”) by Diva since June 30, 2003 (all such documents, as amended or supplemented, are referred to collectively as, the “Diva SEC Documents”) and (ii) all certifications and statements required by (x) Rule 13a-14 or 15d-14 under the Exchange Act, or (y) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley act of 2002) with respect to any applicable Diva SEC Document (collectively, the “SOX Certifications”). Diva has made available to the Company all SOX Certifications and comment letters received by Diva from the staff of the SEC since July 1, 2002 and all responses to such comment letters by or on behalf of the Company. None of Diva’s subsidiaries currently is, and no such subsidiary has been, required to file or otherwise furnish any reports, schedules, forms, statements, prospectuses or other documents with or to the SEC. Since June 30, 2003, Diva has complied in all respects with its SEC filing obligations under the Exchange Act and the Securities Act. Each of the audited financial statements and related schedules and notes thereto and unaudited interim financial statements of Diva (collectively, the “Diva Financial Statements”) contained in the Diva SEC Documents (or incorporated therein by reference) were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) (except in the case of interim unaudited financial statements) except as noted therein, and fairly present in all respects the consolidated financial position of Diva and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in stockholders’ equity for the periods then ended, subject (in the case of interim unaudited financial statements) to normal year-end audit adjustments (the effect of which will not, individually or in the aggregate, be adverse) and, such financial statements complied as to form as of their respective dates in all respects with applicable rules and regulations of the SEC. The financial statements referred to herein reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person not already included in such financial statements are required by GAAP to be included in the consolidated financial statements of Diva. As of their respective dates, each Diva SEC Document was prepared in accordance with and complied with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder, and the Diva SEC Documents (including all financial statements included therein and all exhibits and schedules thereto and all documents incorporated by reference therein) did not, as of the date of effectiveness in the case of a registration statement, the date of mailing in the case of a proxy or information statement and the date of filing in the case of other Diva SEC Documents, contain any untrue statement of a fact or omit to state a fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither Diva nor, to Diva’s knowledge, any of its officers has received notice from the SEC or any other Governmental Entity questioning or challenging the accuracy, completeness, content, form or manner of filing or furnishing of the SOX Certifications.

5.5	NO UNDISCLOSED LIABILITIES

Except as set forth in Section 5.5 of the Diva Disclosure Schedule, Diva has no material liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Financial Statements and the Interim Financial Statements and current liabilities incurred in the ordinary course of business since the date of the Interim Financial Statements, which current liabilities are consistent with the representations and warranties contained in this Agreement and will not, individually or in the aggregate, have a Material Adverse Effect.

5.6	TAXES

Diva has properly and timely filed all federal, state and local Tax returns and has paid all Taxes, assessments and penalties due and payable. All such Tax returns were complete and correct in all respects as filed, and no claims have been assessed with respect to such returns, except as set forth in Section 5.6 of the Diva Disclosure Schedule. The provisions made for Taxes on the balance sheets of Diva and its Subsidiaries included in the Diva Financial Statements and the Diva Interim Financial Statements are sufficient in all respects for the payment of all Taxes whether disputed or not that are due or are hereafter found to have been due with respect to the conduct of the business of Diva and its Subsidiaries up to and through the date of such Diva Financial Statements or Diva Interim Financial Statements, respectively. There are no present, pending, or threatened audit, investigations, assessments or disputes as to Taxes of any nature payable by Diva or any of its Subsidiaries, nor any Tax liens whether existing or inchoate on any of the assets of Diva or any of its Subsidiaries, except for current year Taxes not presently due and payable. The federal income Tax returns of Diva and its Subsidiaries have never been audited. No IRS or foreign, state, county or local Tax audit is currently in progress. Neither Diva nor any of its Subsidiaries has waived the expiration of the statute of limitations with respect to any Taxes. There are no outstanding requests by Diva or any of its Subsidiaries for any extension of time within which to file any Tax return or to pay Taxes shown to be due on any Tax return. Other than with respect to the Company and its Subsidiaries, neither Diva nor any of its Subsidiaries is liable for Taxes of any other Person or is currently under any contractual obligation to indemnify any Person with respect to Taxes or is a party to any Tax sharing agreement or any other agreement providing for payments by Diva or any of its Subsidiaries with respect to Taxes. Diva represents that to the extent tax-loss carry-forwards have been accrued on account of the operation of Diva’s Subsidiaries, such carry-forward amounts will be retained on the books of such Subsidiaries.

5.7	ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLE

(a) All accounts receivable of Diva and its Subsidiaries that are reflected on the Diva Financial Statements, the Diva Interim Financial Statements or on the accounts receivable ledgers of Diva and its Subsidiaries (collectively, the “DIVA ACCOUNTS RECEIVABLE”) represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. All of the Diva Accounts Receivable are or will be current and collectible at the full recorded amount thereof, less any applicable reserves established in accordance with GAAP, in the ordinary course of business without resort to litigation, except for such Accounts Receivable, the failure of which to collect would not have a Material Adverse Effect.

(b) All accounts payable of Diva and its Subsidiaries that are reflected on the Diva Financial Statements, the Diva Interim Financial Statements or on the accounts payable ledgers of Diva and its Subsidiaries arose in the ordinary course of business. All material items which are required by GAAP to be reflected as payables on the Diva Financial Statements and on the Diva Interim Financial Statements and in the books and records of Diva and its Subsidiaries are so reflected and have been recorded in accordance with GAAP in a manner consistent with past practice. There has been no adverse change since the date of the Diva Interim Financial Statements in the amount or delinquency of accounts payable of Diva and its Subsidiaries (either individually or in the aggregate) which would have a Material Adverse Effect.

5.8	NO MATERIAL ADVERSE CHANGE

Since the date of the Diva Interim Financial Statements, there has not been any Material Adverse Effect in the business, operations, properties, prospects, liabilities, results of operations, assets or condition (financial or otherwise) of Diva and its Subsidiaries taken as a whole and no event has occurred or circumstance exists that may result in a Material Adverse Effect.

5.9	BOOKS AND RECORDS

Except as disclosed in Section 5.9 of the Diva Disclosure Schedule, the books of account and other records of Diva and its Subsidiaries are true, correct and complete. Except as disclosed in Section 5.9 of the Diva Disclosure Schedule, the minute books of Diva Company and its Subsidiaries contain true, correct and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of Diva and its Subsidiaries. The stock books of the Company are true, correct and complete.

5.10	TITLE TO PROPERTIES; ENCUMBRANCES

Section 5.10 of the Disclosure Schedule contains a complete and accurate list of all real property leaseholds or other interests therein held by Diva and its Subsidiaries. Neither Diva nor any of its Subsidiaries owns, or has owned, any real property. Diva has delivered or made available to Diva true, correct and complete copies of the real property leases to which the Company or any of its Subsidiaries is a party or pursuant to which any of them uses or occupies any real property. Section 5.10 of the Diva Disclosure Schedule also contains a complete and accurate list of all licensed vehicles owned or leased by Diva or any of its Subsidiaries and the fixed assets used in the business of the Company or any of its Subsidiaries and carried on their books for tax purposes. Except as set forth in Section 5.10 of the Diva Disclosure Schedule, Diva and each of its Subsidiaries has good title to, or a valid leasehold, license or other interest in, all of the real and personal properties and assets, tangible and intangible, they own or purport to own, hold or use in their respective businesses, including those reflected on their books and records and in the Financial Statements and Interim Financial Statements (except for accounts receivable collected and materials and supplies used or disposed of in the ordinary course of business consistent with past practice after the date of the Interim Financial Statements), free and clear of all Encumbrances, except Permitted Encumbrances.

5.11	CONDITION AND SUFFICIENCY OF ASSETS

The buildings, vehicles, furniture, fixtures and equipment and other personal property owned, held or used by Diva and its Subsidiaries are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, vehicles, furniture, fixtures or equipment or other personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, vehicles, furniture, fixtures and equipment or other personal property of Diva and its Subsidiaries are sufficient for the continued conduct of their respective businesses after the Closing in substantially the same manner as conducted prior to the Closing.

5.12	EMPLOYEE BENEFITS

(a) Neither Diva nor any ERISA Affiliate maintains any Employee Benefit Plans.

(b) Neither Diva nor any ERISA Affiliate has proposed or agreed to the creation of any new Employee Benefit Plan.

5.13	COMPLIANCE WITH LAWS; GOVERNMENTAL AUTHORIZATIONS

(a) To the best of Diva’s knowledge, Diva is in compliance with all federal, state and local laws, authorizations, licenses and permits of any Governmental Authority and all Governmental Orders affecting the business, operations, properties or assets of Diva and its Subsidiaries, including, federal, state and local: (i) Occupational Safety and Health Laws; (ii) private investigatory and other similar laws; (iii) securities laws; (iv) the Fair Credit Reporting Act and similar state and local laws; and

(v) laws regarding or relating to trespass or violation of privacy rights. Neither Diva nor any of its Subsidiaries has been charged with violating, nor to the knowledge of Diva, threatened with a charge of violating, nor, to the knowledge of Diva, is Diva or any of its Subsidiaries under investigation with respect to a possible violation of, any provision of any federal, state or local law relating to any of their respective businesses, operations, properties or assets.

(b) Section 5.13 of the Diva Disclosure Schedule contains a complete and accurate list of each governmental authorization, license or permit that is held by Diva or any of its Subsidiaries or that otherwise relates to the business of, or to any of the properties or assets owned or used by, Diva or any of its Subsidiaries. Each governmental authorization, license or permit listed in Section 5.13 of the Diva Disclosure Schedule is valid and in full force and effect.

5.14	LEGAL PROCEEDINGS AGAINST DIVA

Except as set forth in Section 5.14 of the Diva Disclosure Schedule, there is no pending claim, action, investigation, arbitration, litigation, suit or other proceeding (“PROCEEDING”):

(i) that has been commenced by or against Diva or any of its Subsidiaries or that otherwise relates to or may affect the business of, or any of the properties or assets owned, held or used by, Diva; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.

To the knowledge of Diva, (A) no such Proceeding has been threatened, and (B) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Diva has made available to Diva true, correct and complete copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Section 4.14 of the Disclosure Schedule. The Proceedings listed in Section 5.14 of the Diva Disclosure Schedule, if decided adversely to Diva or any Subsidiary, individually or in the aggregate, would not have a Material Adverse Effect, except as described in Section 5.14 of the Diva Disclosure Schedule.

5.15	ABSENCE OF CERTAIN CHANGES AND EVENTS

Except as set forth in Section 5.15 of the Diva Disclosure Schedule, since the date of the Interim Financial Statements, Diva has conducted its business only in the ordinary course of business consistent with past practice. Without limiting the generality of the immediately preceding sentence, since March 31, 2004, there has not been any of the following on the part of Diva:

(a) declaration or payment of any dividend or other distribution or redemption or repurchase or other acquisition, directly or indirectly, in respect of shares of capital stock or Convertible Securities;

(b) issuance or sale or authorization for issuance or sale, or grant of any options or other agreements with respect to, any shares of its capital stock or Convertible Securities, or any change in its outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

(c) payment or increase of any bonuses, salaries or other compensation to any stockholder, director, officer, consultant or employee except for increases in bonus compensation to employees in the ordinary course of business or entry into any employment, severance or similar Contract with any director, officer or employee;

(d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, severance, savings, insurance, pension, retirement or other employee benefit plan for or with any employees;

(e) damage to or destruction or loss of any property or asset, whether or not covered by insurance, which may have a Material Adverse Effect;

(f) entry into, termination of, or receipt of notice of termination of, any Contract or transaction involving a total remaining commitment by or to Diva or any Subsidiary of at least $25,000, including the entry into (i) any document evidencing any indebtedness; (ii) any capital or other lease; or (iii) any guaranty (including “take-or-pay” or “keepwell” agreements);

(g) sale, lease or other disposition (other than in the ordinary course of business consistent with past practice) of any asset or property or mortgage, pledge, or imposition of any Encumbrance (other than Permitted Encumbrances) on any material property or asset;

(h) cancellation, compromise or waiver of any claims or rights with a value to Diva or any Subsidiary in excess of $25,000;

(i) material change in the method of accounting of the accounting principles or practices used by Diva in the preparation of the Financial Statements or the Interim Financial Statements, except as required by GAAP;

(j) amendment or other modification of its respective Organizational Documents;

(k) loss of services of any key employee or consultant or any loss of a material client;

(l) loan or advance to any Person other than travel and other similar routine advances to employees in the ordinary course of business consistent with past practice; or

(m) agreement or commitment, whether oral or written, by Diva to do any of the foregoing.

5.16	CONTRACTS OF DIVA; NO DEFAULTS

(a) Section 5.16(a) of the Diva Disclosure Schedule contains a complete and accurate list, and Diva has delivered to the Company true, correct and complete copies, of:

(i) each Contract that involves performance of services or delivery of goods or materials by Diva or any Subsidiary of Diva of an amount or value in excess of $25,000;

(ii) each Contract that involves performance of services or delivery of goods or materials to Diva or any Subsidiary of Diva of an amount or value in excess of $25,000;

(iii) each lease, license and other Contract affecting any leasehold or other interest in, any real or personal property;

(iv) each licensing Contract with respect to Diva Patents, Diva Marks, Diva Copyrights, Diva trade secrets or other Diva Intellectual Property Assets, including Contracts with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any Intellectual Property Assets;

(v) each collective bargaining Contract to or with any labor union or other employee representative of a group of employees;

(vi) each joint venture, partnership and other Contract involving a sharing of profits, losses, costs or liabilities by Diva or any of its Subsidiaries with any other Person or requiring Diva or any of its Subsidiaries to make a capital contribution;

(vii) each Contract containing covenants that in any way purport to restrict the business activity of Diva or limit the freedom of Diva to engage in any line of business or to compete with any Person or hire any Person;

(viii) each employment Contract providing for compensation, severance or a fixed term of employment in respect of services performed by any employees of Diva and each consulting Contract with an independent contractor;

(ix) each stock option, purchase or benefit plan for employees;

(x) each power of attorney that is currently effective and outstanding;

(xi) each Contract for capital expenditures in excess of $25,000;

(xii) each Contract with an officer or director of Diva or any of its Subsidiaries or with any Affiliate of any of the foregoing;

(xiii) each Contract under which any money has been or may be borrowed or loaned or any note, bond, factoring agreement, indenture or other evidence of indebtedness has been issued or assumed (other than those under which there remain no ongoing obligations of Diva or any Subsidiary), and each guaranty (including “take-or-pay” and “keepwell” agreements) of any evidence of indebtedness or other obligation, or of the net worth, of any Person (other than endorsements for the purpose of collection in the ordinary course of business);

(xiv) each Contract containing restrictions with respect to the payment of dividends or other distributions in respect of Diva’s or any Subsidiary’s capital stock;

(xv) each Contract containing a change of control provision;

(xvi) each other Contract having an indefinite term or a fixed term of more than one (1) year (other than those that are terminable at will or upon not more than thirty (30) days’ notice by Diva or any of its Subsidiaries without penalty) or requiring payments by Diva or any of the Company’s Subsidiaries of more than $25,000 per year; and

(xvii) each standard form of Contract pursuant to which Diva or any Subsidiary provides services to clients.

(b) Except as set forth in Section 5.16(b) of the Diva Disclosure Schedule, each Contract identified or required to be identified in Section 5.16(a) of the Diva Disclosure Schedule is in full force and effect and is valid and enforceable against Diva or a Subsidiary of Diva and, to the knowledge of Diva, against the other parties thereto in accordance with its terms.

(c) Except as set forth in Section 5.16(c) of the Disclosure Schedule:

(i) Diva are in full compliance with all applicable terms and requirements of each Contract under which Diva have any obligation or liability or by which Diva or any of its Subsidiaries or any of the properties or assets owned, held or used by Diva or any of its Subsidiaries is bound, except for such noncompliance that would not have a Material Adverse Effect;

(ii) to the knowledge of Diva, each other Person that has or had any obligation or liability under any Contract under which Diva has any rights is in compliance in all material respects with all applicable terms and requirements of such Contract; and

(iii) no event has occurred or, to the knowledge of Diva, circumstance exists that (with or without notice or lapse of time or both) may result in a violation or breach of any Contract, which violation or breach would have a Material Adverse Effect.

5.17	INSURANCE

Section 5.17 of the Diva Disclosure Schedule sets forth the premium payments and describes all the insurance policies of Diva, which policies are now in full force and effect in accordance with their terms and expire on the dates shown on Section 5.17 of the Diva Disclosure Schedule. Such insurance policies comply in all respects with the requirements of any leases to which Diva is a party, including, real property leases. There has been no default in the payment of premiums on any of such policies, and, to the knowledge of Diva, there is no ground for cancellation or avoidance of any such policies, or any increase in the premiums thereof, or for reduction of the coverage provided thereby. Such policies insure Diva in amounts and against losses and risks customary and sufficient for businesses similar to that of Diva, and, to the knowledge of the Company, such policies shall continue in full force and effect until the expiration dates shown in Section 5.17 of the Diva Disclosure Schedule. There are no pending claims with respect to Diva or its properties or assets under any such insurance policy. True, correct and complete copies of all insurance policies listed in Section 5.17 have been previously furnished to Diva.

5.18	ENVIRONMENTAL MATTERS

Diva has at all times operated its businesses in material compliance with all Environmental Laws and all permits, licenses and registrations required under applicable Environmental Laws (“ENVIRONMENTAL PERMITS”) and, to Diva’s knowledge, no material expenditures are or will be required by Diva in order to comply with such Environmental Laws. Diva has not received any written communication from any Governmental Authority or other Person that alleges that Diva has violated or is, or may be, liable under any Environmental Law. There are no material Environmental Claims pending or, to the knowledge of Diva, threatened (a) against Diva, or (b) against any Person whose liability for any Environmental Claim Diva has retained or assumed, either contractually or by operation of law. Neither Diva nor any of its Subsidiaries has contractually retained or assumed any liabilities or obligations that could reasonably be expected to provide the basis for any material Environmental Claim.

5.19	EMPLOYEES

(a) Section 5.19 of the Diva Disclosure Schedule contains a complete and accurate list of the following information for each employee of Diva: name; job title; current compensation; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any employee benefit plan of any nature.

(b) No employee or director of Diva is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition or proprietary rights agreement, between such employee or director and any other Person that in any way adversely affects or will affect (i) the performance of his or her duties as an employee or officer of the Company, or (ii) the ability of the Company or any of its Subsidiaries to conduct its business. To the knowledge of Diva, no officer or other key employee of Diva or any of its Subsidiaries intends to terminate his or her employment with Diva.

5.20	LABOR RELATIONS

Except as set forth in Section 5.20 of the Diva Disclosure Schedule:

(a) Diva has satisfactory relationships with their respective employees.

(b) No condition or state of facts or circumstances exists which could materially adversely affect Diva’s relations with its employees, including, to the best of the Company’s knowledge, the consummation of the transactions contemplated by this Agreement.

(c) Diva is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and none of them is engaged in any unfair labor practice.

(d) No collective bargaining agreement with respect to the business of Diva is currently in effect or being negotiated. Diva has not encountered any labor union or collective bargaining organizing activity with respect to its employees. Diva has no obligation to negotiate any such collective bargaining agreement, and, to the knowledge of Diva, there is no indication that the employees of Diva desire to be covered by a collective bargaining agreement.

(e) There are no strikes, slowdowns, work stoppages or other labor trouble pending or, to the knowledge of Diva, threatened with respect to the employees of Diva, nor has any or the above occurred or, to the knowledge of Diva, been threatened.

(f) There is no representation claim or petition pending before the National Labor Relations Board or any state or local labor agency and, to the knowledge of Diva, no question concerning representation has been raised or threatened respecting the employees of Diva.

(g) There are no complaints or charges against Diva pending before the National Labor Relations Board or any state or local labor agency and, to the knowledge of Diva, no complaints or charges have been filed or threatened to be filed against Diva with any such board or agency.

(h) To the knowledge of Diva, no charges with respect to or relating to the business of Diva or any of its Subsidiaries are pending before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices.

(i) Section 5.20 of the Disclosure Schedule accurately sets forth all unpaid severance which, as of the date hereof, is due or claimed, in writing, to be due from Diva to any Person whose employment with Diva was terminated.

(j) Diva has not received notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation of Diva and no such investigation is in progress.

(k) Neither Diva, or to the knowledge of Diva, any employee of Diva, is in violation of any term of any employment agreement, non-disclosure agreement, non-compete agreement or any other Contract regarding an employee’s employment with Diva.

(l) Diva has paid all wages which are due and payable to each employee and each independent contractor.

5.21	INTELLECTUAL PROPERTY

(a) INTELLECTUAL PROPERTY ASSETS—The term “DIVA INTELLECTUAL PROPERTY ASSETS” includes: (i) the name Diva Entertainment, Inc., all fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, “DIVA MARKS”); (ii) all patents, patent applications and inventions and discoveries that may be patentable (collectively, “DIVA PATENTS”); (iii) all copyrights in both published works and unpublished works, including software, training manuals and videos (collectively, “Copyrights”); and (iv) all know-how, trade secrets, confidential information, client lists, software, technical information, data, plans, drawings and blue prints (collectively, “DIVA TRADE SECRETS”) owned, used or licensed by Diva and its Subsidiaries as licensee or licensor.

(b) AGREEMENTS—Section 5.21(b) of the Diva Disclosure Schedule contains a true, correct and complete list and summary description, including any royalties paid or received by Diva, of all Contracts relating to the Diva Intellectual Property Assets to which Diva is a party or by which Diva is bound.

(c) KNOW-HOW NECESSARY FOR THE BUSINESS—The Diva Intellectual Property Assets are all those used in, or related to, the operation of the business of Diva as it is currently conducted and proposed to be conducted. Diva is the owner of all right, title and interest in and to the Diva Intellectual Property Assets, free and clear of all Encumbrances and have the right to use without payment to a third party all of the Intellectual Property Assets. Diva is the owner of all right, title and interest in and to any (i) business application software and (ii) proprietary management information systems used in, or related to, the operation of the business of Diva and its Subsidiaries as it is currently conducted and proposed to be conducted, free and clear of all Encumbrances, and have a right to use such software and systems without payment to a third party.

(d) TRADEMARKS—(i) Section 5.21(d) of the Diva Disclosure Schedule contains a true, correct and complete list of all Diva Trademarks; (ii) Diva is the owner of all right, title and interest in and to the Diva Trademarks, free and clear of all Encumbrances; (iii) all Diva Trademarks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements and are valid and enforceable; (iv) no Diva Trademark is infringed or, to the knowledge of the Company, has been challenged or threatened in any way. None of the Diva Trademarks used by Diva or any of its Subsidiaries infringes or is alleged to infringe any trade name, trademark or service mark of any Person.

(e) COPYRIGHTS—(i) Section 5.21(e) of the Diva Disclosure Schedule contains a true, correct and complete list of all Diva Copyrights; (ii) Diva is the owner of all right, title and interest in and to the Copyrights, free and clear of all Encumbrances; (iii) all the Diva Copyrights have been registered and are currently in compliance with formal legal requirements, and are valid and enforceable; (iv) no Diva Copyright is infringed or, to the knowledge of Diva, has been challenged or threatened in any way; (v) none of the subject matter of any of the Diva Copyrights infringes or is alleged to infringe any copyright of any Person or is a derivative work based on the work of a third Person; and (vi) all works encompassed by the Diva Copyrights have been marked with the proper copyright notice.

TRADE SECRETS—(i) Diva has taken all reasonable precautions to protect the secrecy, confidentiality and value of the Diva Trade Secrets; and (ii) Diva has good title and an absolute right to use the Trade Secrets. The Diva Trade Secrets, to the knowledge of Diva, have not been used, divulged or appropriated either for the benefit of any Person (other than Diva and its Subsidiaries) or to the detriment of Diva. No Diva Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

5.22	ABSENCE OF CERTAIN PAYMENTS

Neither Diva nor any director, officer, agent or employee of Diva or, to the knowledge of Diva, any other Person associated with or acting for or on behalf of Diva or any of its Subsidiaries, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Diva or any Affiliate of Diva, or (iv) in violation of any legal requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of Diva.

5.23	RELATIONSHIPS WITH RELATED PERSONS

Except as set forth in Section 5.23 of the Diva Disclosure Schedule, no officer, director or employee of Diva, nor any spouse or child of any of them or any Affiliate of, or any Person associated with, any of them (“RELATED PERSON”), has any interest in any property or asset used in or pertaining to the business of Diva. Except as set forth in Section 5.23 of the Diva Disclosure Schedule, no Related Person has owned or presently owns an equity interest or any other financial or profit interest in a Person that has (i) had business dealings with Diva, or (ii) engaged in competition with Diva. Except as set forth in Section 5.23 of the Diva Disclosure Schedule, no Related Person is a party to any Contract with, or has any claim or right against, Diva, except for employment agreements listed in Section 5.16 of the Disclosure Schedule.

5.24	BROKERS OR FINDERS

Neither Diva nor any Subsidiary nor any of their respective directors, officers or agents on their behalf has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or financial advisory services or other similar payment in connection with this Agreement, except as listed in Section 5.24 of the Diva Disclosure Schedule for the consideration reflected thereon.

5.25	DEPOSIT ACCOUNTS

Section 5.25 of the Diva Disclosure Schedule contains a true, correct and complete list of (a) the name of each financial institution in which Diva has an account or safe deposit box, (b) the names in which each account or box is held, (c) the type of account, and (d) the name of each Person authorized to draw on or have access to each account or box. No Person holds any power of attorney from the Company or any Subsidiary, except as listed in Section 5.25 of the Diva Disclosure Schedule.

5.26	CONDUCT OF BUSINESS; USE OF NAME

The business carried on by Diva has been conducted by Diva directly and not through any Affiliate or associate of any stockholder, officer, director or employee of Diva or through any other Person. To the best of the Diva’s knowledge, Diva owns and has the exclusive right, title and interest in and to the name Diva Entertainment, Inc.” and no other Person has the right to use the same, or any confusing derivative thereof, as its corporate name or otherwise in connection with the operation of any business similar or related to the business conducted by the Company.

5.27	RESTRICTIONS ON BUSINESS ACTIVITIES

There is no Contract or Governmental Order binding upon Diva or, to the knowledge of Diva, threatened that has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Diva or the Company (either individually or in the aggregate), any acquisition of property by Diva or the Company (either individually or in the aggregate), providing of any service by Diva of Diva or the hiring of employees or the conduct of business by Diva of Diva (either individually or in the aggregate) as currently conducted or proposed to be conducted.

5.28	OUTSTANDING INDEBTEDNESS

Section 5.28 of the Diva Disclosure Schedule sets forth as of a date no earlier than three (3) days prior to the date hereof (a) the amount of all indebtedness of Diva then outstanding and the interest rate applicable thereto, (b) any Encumbrances which relate to such indebtedness, and (c) the name of the lender or the other payee of each such indebtedness.

5.29	CLIENTS AND CONTRACTORS

Section 5.29 of Diva Disclosure Schedule contains a complete list of all the material clients of Diva which relate to the operations or business of Diva and not to the operations or business of Diva’s subsidiaries. Section 5.29 of the Disclosure Schedule contains a complete list of all material contractors and subcontractors used by Diva which relate to the operations or business of Diva and not to the operations or business of Diva’s subsidiaries. To the knowledge of Diva, there are no facts or circumstances, including the consummation of the transactions contemplated by this Agreement, that are likely to result in the loss of any material client of the Company or a material change in the relationship of Diva with such a client.

5.30	VOTING REQUIREMENTS

The affirmative vote or consent of a majority of the outstanding shares of Diva Common Stock is the only vote or consent of the holders of any class or series of equity securities of the Company necessary to adopt this Agreement and approve Exchange and the other transactions contemplated by this Agreement.

5.31	EMPLOYEE STOCK PURCHASE PLAN

Diva does not have an Employee Stock Option Plan.

5.32	DISCLOSURE

No representation or warranty by Diva in this Agreement, nor in any certificate, schedule or exhibit delivered or to be delivered pursuant to this Agreement, and no statement in the Disclosure Schedule, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

6.	COVENANTS OF THE COMPANY

The Company hereby covenants and agrees as follows:

6.1	NORMAL COURSE

From the date hereof until the Closing, the Company will: (a) maintain its corporate existence in good standing; (b) maintain the general character of its business; (c) use all reasonable best efforts to maintain in effect all of its presently existing insurance coverage (or substantially equivalent insurance coverage), preserve its business organization substantially intact, keep the services of its present principal employees and preserve its present business relationships with its material suppliers and clients; (d) permit Diva, its accountants, its legal counsel and its other representatives full access to its management, minute books and stock transfer records, other books and records, Contracts, properties and operations at all reasonable times and upon reasonable notice; and (e) in all respects conduct its business in the usual and ordinary manner consistent with past practice and perform in all material respects all Contracts with banks, clients, suppliers, employees and others.

6.2	CONDUCT OF BUSINESS

Without limiting the provisions of Section 6.1, from the date hereof until the Closing, the Company will not, without the prior written consent of Diva, which consent shall not be unreasonably withheld:

(a) amend or otherwise modify its Organizational Documents except to create necessary classes of securities for the surviving corporation;

(b) issue or sell or authorize for issuance or sale, or grant any options or make other agreements of the type referred to in Section 4.3 with respect to, any shares of its capital stock or Convertible Securities, or alter any term of any of its outstanding securities or make any change in its outstanding shares of capital stock, Convertible Securities or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

(c) mortgage, pledge or grant any security interest in any of its assets, except security interests solely in tangible personal property granted pursuant to any purchase money agreement, conditional sales contract or capital lease under which there exists an aggregate future liability not in excess of $25,000 (which amount is not more than the purchase price for such personal property and which security interest does not extend to any other item or items of personal property);

(d) declare, set aside, make or pay any dividend or other distribution to any

(e) stockholder with respect to its capital stock;

(f) redeem, purchase or otherwise acquire, directly or indirectly, any capital

(g) stock;

(h) increase the bonus, salary or other compensation of any of its employees who hold management positions or any director or consultant except for increases in the ordinary course of business, consistent with past practice;

(i) adopt or (except as otherwise required by law) amend any employee benefit

(j) plan or severance plan or enter into any collective bargaining agreement;

(k) terminate or modify any Contract, except for terminations of Contracts upon

(l) their expiration during such period in accordance with their terms;

(m) incur or assume any indebtedness for borrowed money or guarantee any obligation or the net worth (either directly or through a “take-or-pay” or “keepwell” agreement) of any Person in an aggregate amount in excess of $25,000, except for endorsements of negotiable instruments for collection in the ordinary course of business;

(n) discharge or satisfy any Encumbrance other than those which are required to be discharged or satisfied during such period in accordance with their original terms;

(o) pay any material obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except for any current liabilities, and the current portion of any long term liabilities, shown on the Financial Statements (or not required as of the date thereof to be shown thereon in accordance with GAAP) or incurred in the ordinary course of business consistent with past practice;

(p) sell, transfer, lease to others or otherwise dispose of any of its properties or assets having a fair market value in the aggregate in excess of $25,000, except in the ordinary course of business consistent with past practice;

(q) cancel, compromise or waive any material debt or claim;

(r) make any loan or advance to any Person other than travel and other similar routine advances in the ordinary course of business consistent with past practice, or acquire any capital stock or other securities of any other corporation or any ownership interest in any other business enterprise;

(s) make any capital expenditure or capital addition or betterment in amounts which exceed $25,000 in the aggregate, except as contemplated in capital budgets in effect on the date of this Agreement;

(t) change its method of accounting or the accounting principles or practices utilized in the preparation of the Financial Statements, other than as required by GAAP;

(u) institute or settle any litigation or any legal, administrative or arbitration action or proceeding before any Governmental Authority relating to it or its property;

(v) except in the ordinary course of business consistent with past practice, commit to provide services for an indefinite period or a period of more than twelve months; or

(w) make any tax election inconsistent with past practice or settle or compromise any material Tax liability, except to discharge any Tax liabilities set forth in Section 4.6 of the Disclosure Schedule.

(x) enter into any Contract that would have been required to be disclosed

(y) pursuant to Section 4.16 if it had existed on the date hereof; or

(z) enter into any commitment to do any of the foregoing.

6.3	COMPLETION OF AUDIT; FINANCIAL COVENANTS

The Company shall deliver to Diva true, correct and complete copies of the following Company Financial Statements not later than two days prior to Closing:

(a) Consolidated balance sheets, consolidated statements of income, stockholders’ equity and cash flows of the Company, audited by KPMG, LLP for the periods ended February 28, 2003 and February 29, 2004;

(b) Unaudited consolidated balance sheets, consolidated statements of income, stockholders’ equity and cash flows of the Company dated as of May 28, 2004.

(c) Unaudited proforma balance sheets reflecting the Surviving Corporation immediately following the Closing of this Transaction.

(d) Projected monthly cash flow statements of the Surviving Company for a period of twelve (12) months following the Closing.

The Company Financial Statements shall show the following:

a) As of May 28, 2004, net tangible assets of no less than $3,000,000, accounts payable (prior to any conversion of accounts payable pursuant to Sec. 3.3, above) not to exceed $13,300,000, net accounts receivable of no less than $2,900,000 (collectible within 180 days) and $10,000,000 in good and usable inventory; provided, that the accounts receivable and inventory balances contained in the unaudited balance sheets shall be subject to change due to ongoing business operations prior to Closing;

(e) Net sales in excess of $39,600,000 in each of the Company’s 2003 and 2004 fiscal years;

(f) Net sales in excess of $6,000,000 and pretax income in excess of $347,000 for the three months ending May 28, 2004

(g) As of May 28, 2004, no debt other than trade payables shown in the Company Financial Statements, a $389,000 letter of credit and approximately $700,000 in factored invoices.

The Company Financial Statements (i) shall have been prepared from the books and records of the Company in accordance with GAAP, (ii) fully reflect all liabilities and contingent liabilities of the Company required to be reflected therein on such basis as at the date thereof, and (iii) fairly present in all material respects the consolidated financial position of the Company as of the dates of the balance sheets included in the Company Financial Statements and the consolidated results of its operations and cash flows for the periods indicated

6.4	CERTAIN FILINGS

The Company agrees to cooperate with Diva with respect to all filings with regulatory authorities that are required to be made by the Diva to carry out the transactions contemplated by this Agreement, including the timely filing of the Notice and FIRPTA certificate as set forth in Section 8.11, with the IRS pursuant to Treasury Regulation section 1.897-2(h) (2) and the preparation and filing of any proxy statement or information statement with the SEC.

6.5	CONSENTS AND APPROVALS

The Company shall use its reasonable best efforts to obtain as promptly as practicable all consents, authorizations, approvals and waivers required in connection with the consummation of the transactions contemplated by this Agreement, including but not limited to the approval by its Board of Directors and its shareholders to the Exchange.

6.6	BEST EFFORTS TO SATISFY CONDITIONS

The Company shall use its reasonable best efforts to cooperate with Diva for purposes of satisfying the conditions set forth in Sections 8 and 9 that are within its control.

6.7	NOTIFICATION OF CERTAIN MATTERS

From the date hereof until the Closing, the Company shall promptly notify Diva of (a) the occurrence or non-occurrence of any fact or event of which the Company has knowledge which would be reasonably likely (i) to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (ii) to cause any covenant, condition or agreement of the Company in this Agreement not to be complied with or satisfied in any material respect and (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; PROVIDED, HOWEVER, that no such notification shall affect the other representations or warranties of the Company, or the right of Diva to rely thereon, or the conditions to the obligations of Diva. The Company shall give prompt notice to Diva of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

7. COVENANTS OF DIVA

Diva, hereby, covenants and agrees as follows:

7.1	CERTAIN FILINGS

Diva agrees to make or cause to be made all filings with regulatory authorities that are required to be made by Diva or its Affiliates to carry out the transactions contemplated by this Agreement, including but not limited to any proxy statement or information statement with the SEC.

7.2	NORMAL COURSE

From the date hereof until the Closing, Diva will: (a) maintain its corporate existence in good standing; (b) maintain the general character of its business; (c) use all reasonable best efforts to maintain in effect all of its presently existing insurance coverage (or substantially equivalent insurance coverage), preserve its business organization substantially intact, keep the services of its present principal employees and preserve its present business relationships with its material suppliers and clients; (d) permit the Company, its accountants, its legal counsel and its other representatives full access to its management, minute books and stock transfer records, other books and records, Contracts, properties and operations at all reasonable times and upon reasonable notice; and (e) in all respects conduct its business in the usual and ordinary manner consistent with past practice and perform in all material respects all Contracts with banks, clients, suppliers, employees and others.

7.3	CONDUCT OF BUSINESS

Without limiting the provisions of Section 7.1, from the date hereof until the Closing, Diva will not, without the prior written consent of the Company, which consent shall not be unreasonably withheld:

(a) amend or otherwise modify its Organizational Documents except in accordance with the terms of this agreement;

(b) issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to, any shares of its capital stock or Convertible Securities, or alter any term of any of its outstanding securities or make any change in its outstanding shares of capital stock, Convertible Securities or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

(c) mortgage, pledge or grant any security interest in any of its assets, except security interests solely in tangible personal property granted pursuant to any purchase money agreement, conditional sales contract or capital lease under which there exists an aggregate future liability not in excess of $25,000 (which amount is not more than the purchase price for such personal property and which security interest does not extend to any other item or items of personal property);

(d) declare, set aside, make or pay any dividend or other distribution to any

(e) stockholder with respect to its capital stock;

(f) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock;

(g) increase the bonus, salary or other compensation of any of its employees who hold management positions or any director or consultant, except for increases in the ordinary course of business, consistent with past practice;

(h) adopt or (except as otherwise required by law) amend any employee benefit

(i) plan or severance plan or enter into any collective bargaining agreement;

(j) terminate or modify any Contract, except for terminations of Contracts upon

(k) their expiration during such period in accordance with their terms;

(l) incur or assume any indebtedness for borrowed money or guarantee any obligation or the net worth (either directly or through a “take-or-pay” or “keepwell” agreement) of any Person in an aggregate amount in excess of $25,000, except for endorsements of negotiable instruments for collection in the ordinary course of business;

(m) discharge or satisfy any Encumbrance other than those which are required to be discharged or satisfied during such period in accordance with their original terms;

(n) pay any material obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except for any current liabilities, and the current portion of any long term liabilities, shown on the Financial Statements (or not required as of the date thereof to be shown thereon in accordance with GAAP) or incurred in the ordinary course of business consistent with past practice;

(o) With the exception of the sale of its holdings of Diva Florida in accordance with Sec. 7.8 below, sell, transfer, lease to others or otherwise dispose of any of its properties or assets having a fair market value in the aggregate in excess of $25,000, except in the ordinary course of business consistent with past practice;

(p) cancel, compromise or waive any material debt or claim;

(q) make any loan or advance to any Person other than travel and other similar routine advances in the ordinary course of business consistent with past practice, or acquire any capital stock or other securities of any other corporation or any ownership interest in any other business enterprise;

(r) make any capital expenditure or capital addition or betterment in amounts which exceed $25,000 in the aggregate, except as contemplated in capital budgets in effect on the date of this Agreement;

(s) change its method of accounting or the accounting principles or practices utilized in the preparation of the Financial Statements, other than as required by GAAP;

(t) institute or settle any litigation or any legal, administrative or arbitration action or proceeding before any Governmental Authority relating to it or its property;

(u) except in the ordinary course of business consistent with past practice, commit to provide services for an indefinite period or a period of more than twelve months; or

(v) make any tax election inconsistent with past practice or settle or compromise any material Tax liability, except to discharge any Tax liabilities set forth in Section 4.6 of the Disclosure Schedule.

(w) enter into any Contract that would have been required to be disclosed pursuant to Section 4.16 if it had existed on the date hereof; or

(x) enter into any commitment to do any of the foregoing.

7.4	PREPARATION OF THE INFORMATION STATEMENT

Within 14 days following the execution of this Agreement, the Surviving Corporation and its Officers shall prepare and file with the SEC an information statement meeting the requirements of Section 14C under the Exchange Act relating to (i) the adoption of this Agreement and the approval of the Exchange and the other transactions contemplated hereby; (ii) approval of an amendment to Diva’s Certificate of Incorporation increasing the authorized common stock of Diva from 20,000,000 to 100,000,000 shares of common stock; (iii) approval of the designation of Series D, Series E and Series F Convertible Preferred Stock and authorization to file a Statement of Designation with respect to each such Series with the Secretary of State of Delaware; (iv) approval of the declaration of a dividend to its shareholders comprising all of the issued and outstanding shares of Prima EastWest Model Management, Inc.(v) approval of the exchange of 4,934,000 shares of Diva Common Stock for all of the outstanding shares of Diva Florida and (vi) approval of the change of Diva’s name to IGIA, Inc.

(a) Diva shall use its best efforts to respond to all SEC comments with respect to the Information Statement and to cause the Information Statement to be mailed to Diva’s stockholders at the earliest practicable date. Diva shall promptly notify Company of the receipt of any SEC comments or any request from the SEC for amendments or supplements to the Information Statement and shall promptly provide the Company with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand.

(b) Notwithstanding the foregoing, prior to filing or mailing the Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Diva (i) shall provide the Company with a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Company, and (iii) shall not file or mail such document or respond to the SEC prior to receiving approval of Company, which approval shall not be unreasonably withheld or delayed.

(c) Diva shall ensure that the Information Statement does not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statement made, under the circumstances under which it is made, not misleading. If at any time prior to the Closing any event or information should be discovered by the Company that should be set forth in an amendment or a supplement to the Information Statement, the Company shall promptly inform Diva of such discovery.

(d) Diva shall use its reasonable best efforts to obtain the requisite approval of the stockholders of Diva, which approval shall be in accordance with the applicable requirements of the DGCL and the Organizational Documents of the Diva, to enable the Exchange and the other transactions contemplated hereby to be effective on the Closing Date (determined without regard to the condition to closing in the first sentence of Section 8.8) by obtaining the written consent of a majority of the stockholders of Diva Common Stock as promptly as practicable after the date hereof, but in no event later than May 28, 2004.

7.5	CERTAIN FILINGS

Diva agrees to cooperate with the Company with respect to all filings with regulatory authorities that are required to be made by the Company to carry out the transactions contemplated by this Agreement, including the timely filing of the Notice and FIRPTA certificate as set forth in Section 8.11, with the IRS pursuant to Treasury Regulation section 1.897-2(h)(2).

7.6	CONSENTS AND APPROVALS

Diva shall use its reasonable best efforts to obtain as promptly as practicable all consents, authorizations, approvals and waivers required in connection with the consummation of the transactions contemplated by this Agreement, including but not limited to the approval of its Board of Directors and its Stockholders to the Exchange and to the Amendment of the Bylaws and to the amendment of the Certificate of Incorporation of Diva.

7.7	AMENDMENT OF BY LAWS AND OF CERTIFICATE OF INCORPORATION

Prior to the Closing, Diva shall cause its By Laws and its Certificate of Incorporation each to be amended to the form set forth in Exhibit A and Exhibit B hereto, respectively.

7.8	SPIN OFF OR SALE OF SUBSIDIARIES

Prior to the Closing, Diva shall spin off or sell, or enter agreements to Spin off or sell, Diva Florida on terms reasonably satisfactory to the Company, in a transaction in which the purchaser or transferee of such subsidiaries shall indemnify and hold harmless Diva and the Surviving Corporation from any and all liabilities arising out of the business or operations of such subsidiaries and/or the transaction transferring the ownership thereof to a third party.

7.9	BEST EFFORTS TO SATISFY CONDITIONS

Diva shall use its reasonable best efforts to cooperate with the Company for purposes of satisfying the conditions set forth in Sections 8 and 9 that are within its control.

7.10	INTERCOMPANY PAYMENTS

All outstanding liabilities of Diva, including, but not limited to, loans, payables and other amounts due to or from Diva and its Affiliates as listed in Section 6.7 of the Disclosure Schedule, shall be paid in full, written off or adjusted to zero balances at or prior to the Closing.

7.11	NOTIFICATION OF CERTAIN MATTERS

From the date hereof until the Closing, Diva shall promptly notify the Company of (a) the occurrence or non-occurrence of any fact or event of which Diva has knowledge which would be reasonably likely (i) to cause any representation or warranty of Diva contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (ii) to cause any covenant, condition or agreement of Diva in this Agreement not to be complied with or satisfied in any material respect and (b) any failure of Diva to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; PROVIDED, HOWEVER, that no such notification shall affect the other representations or warranties of the Company, or the right of Diva to rely thereon, or the conditions to the obligations of Diva. The Company shall give prompt notice to Diva of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

7.12	NO SOLICITATION

(a) Diva, its Affiliates and their respective officers, directors, employees, representatives and agents shall immediately terminate any discussions or negotiations with any third party concerning an Acquisition Offer. Diva and its Affiliates shall not, directly or indirectly, through any officer, director, employee, stockholder, financial advisor, attorney, representative, subsidiary or agent of such Person (i) take any action to solicit, initiate, facilitate, continue or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock or other securities (including by way of a tender offer) or similar transaction involving Diva or any of its Subsidiaries, (except with respect to the spin off or sale thereof prior to the Closing) other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to as an “ACQUISITION OFFER”), (ii) engage in discussions or negotiations (whether such discussions or negotiations are initiated by Diva, such other Person or otherwise) concerning, or provide any non-public information to any Person relating to, any possible Acquisition Offer, or (iii) agree to, enter into a letter of intent or similar document or recommend any Acquisition Offer; PROVIDED, HOWEVER, that nothing contained in this Agreement shall prevent Diva, or its Board of Directors, to the extent such Board of Directors determines, in good faith and on a reasonable basis by a majority vote (after consultation with independent legal advisors), that such Board of Directors’ fiduciary duties under applicable law require it to do so, from (A) furnishing non-public information to, or entering into discussions or negotiations with, any Person in connection with an unsolicited, bona fide, written Acquisition Offer by such Person or recommending an unsolicited, bona fide, written Acquisition Offer by such Person to the stockholders of Diva, if and only to the extent that (1) the Board of Directors of Diva determines in good faith and on a reasonable basis by majority vote (after consultation with independent financial and legal advisors) that such Acquisition Offer is reasonably capable of being completed on the terms proposed and would, if consummated, result in a transaction more favorable to Diva’s stockholders from a financial point of view than the Exchange and the other transactions contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a “SUPERIOR PROPOSAL”) and the Board of Directors of Diva determines in good faith and on a reasonable basis by majority vote (after consultation with independent legal advisors) that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such Person, (x) such Board of Directors receives form such Person an executed confidentiality agreement, (y) such non-public information has been previously delivered to Diva, and (z) Diva advises the Company in writing of such disclosure or discussions or negotiations, including the Person to whom disclosed or with whom discussions or negotiations will occur; or (B) complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Offer. Diva shall use its best efforts to ensure that the officers, directors, and Affiliates of Diva and its subsidiaries and any investment banker or other financial advisor or representative retained by Diva or any of its subsidiaries are aware of the restrictions described in this Section 7.12 Without limiting the foregoing, it is understood that any violations of the restrictions set forth in this Section 7.12 by any officer, director, employee, financial advisor, attorney, representative, subsidiary, agent or Affiliate of the Company, when acting on behalf of Diva or any of its subsidiaries, shall be deemed to be a breach of this Section 7.10 by Diva.

(b) Diva shall notify the Company immediately after receipt by Diva (or its advisors) of any Acquisition Offer or any request for non-public information in connection with an Acquisition Offer or for access to the properties, books or records of Diva or any of its subsidiaries by any Person that informs such party that it is considering making, or has made, an Acquisition Offer. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the Person and the terms and conditions of such proposal, inquiry or contact. Diva shall continue to keep the Company informed, on a current basis, of the status of any such discussions or negotiations and the terms being discussed or negotiated.

(c) In addition to the foregoing, Diva shall not accept or enter into any agreement, letter of intent or similar document concerning an Acquisition Offer for a period of not less than seventy-two (72) hours after Diva’s receipt of a notice of the material terms of such Acquisition Offer and the identity of the Person making such Acquisition Offer, and during such seventy-two (72) hour period Diva shall negotiate with the Company in good faith any proposal submitted to Diva by the Company which addresses such Acquisition Offer.

7.13	TERMINATION OF STOCK OPTIONS

Diva shall obtain the written consent or agreement of each holder of options to purchase capital stock of Diva. Each such holder shall agree that all such stock options shall terminate as of the Closing Date at no cost or expense to Diva, and that Diva shall thereafter have no further obligation or liability whatsoever to such holder in respect of any such options.

8. CONDITIONS TO OBLIGATIONS OF DIVA

The obligations of Diva under this Agreement to consummate the Exchange shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived by Diva in its sole discretion:

8.1	REPRESENTATIONS AND WARRANTIES

The representations and warranties of the Company contained in this Agreement or in the Company Disclosure Schedule or any certificate delivered pursuant hereto which are not qualified as to materiality shall be complete and correct in all material respects as of the date when made, shall be deemed repeated at and as of the Closing Date as if made on the Closing Date and, shall then be complete and correct in all material respects (except that representations made as of a specific date shall be required to be true as of such date only). The representations and warranties of the Company contained in this Agreement or in the Company Disclosure Schedule or any certificate delivered pursuant hereto which are qualified as to materiality shall be complete and correct as of the date when made, shall be deemed repeated at and as of the Closing Date as if made on the Closing Date and shall then be complete and correct in all respects (except that representations made as of a specific date shall be required to be true as of such date only).

8.2	PERFORMANCE OF COVENANTS

The Company shall have performed and complied in all material respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

8.3	LACK OF ADVERSE CHANGE

There shall not have occurred any event or circumstance which, individually or in the aggregate, has had or may result in a Material Adverse Effect, including the loss of significant business from any of clients of the Company or the loss of any significant clients of the Company.

8.4	UPDATE CERTIFICATE

Diva shall have received favorable certificates, dated the Closing Date, signed by the president and chief executive officer of the Company as to the matters set forth in Sections 8.1, 8.2 and 8.3.

8.5	NO PROCEEDING

No order of any Governmental Authority shall be in effect that restrains or prohibits any transaction contemplated hereby or that would limit or affect the Surviving Corporation’s ownership or operation of the business of the Company; no Proceeding by any Governmental Authority or any other Person shall be pending or threatened against Diva, or the Company that challenges the validity or legality, or that seeks to restrain the consummation, of the transactions contemplated hereby or that seeks to limit or otherwise affect Diva, or the Company’s right to own or operate the business of the Company; and no written advice shall have been received by Diva, or the Company or by any of their respective counsel from any Governmental Authority, and remain in effect, stating that a Proceeding will, if the Exchange is consummated or sought to be consummated, be filed seeking to invalidate or restrain the Exchange or limit or otherwise affect Diva’s ownership or operation of the business of the Company.

8.6	APPROVALS AND CONSENTS

All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement, the consummation by it of the transactions contemplated hereby and the continuation in full force and effect of any and all material rights, documents, agreements or instruments of the Company shall have been obtained and made by the Company, except where the failure to receive such consents, waivers, approvals, authorizations or orders would not reasonably be expected to have a Material Adverse Effect.

8.7	STOCKHOLDER APPROVAL

This Agreement shall have been duly adopted at or prior to the Effective Time by the requisite vote of the holders of Company Common Stock entitled to vote thereon.

8.8	FIRPTA CERTIFICATE

Diva shall have received from the Company an executed copy of a certification and notice, meeting the requirements of Sections 897 and 1445 of the Code and the treasury regulations promulgated thereunder, substantially in the form attached hereto as EXHIBIT 8.11, dated as of the Closing Date, that the Company has not been a United States real property holding corporation at any time during the five year period prior to the Closing Date, and the stock of the Company is not a United States real property interest.

9.	CONDITIONS TO OBLIGATIONS OF THE COMPANY

The obligations of the Company under this Agreement to consummate the Exchange shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived by the Company in its sole discretion:

9.1	REPRESENTATIONS AND WARRANTIES

The representations and warranties of Diva and its Subsidiaries contained in this Agreement or in the Disclosure Schedule or any certificate delivered pursuant hereto which are not qualified as to materiality shall be complete and correct as of the date when made in all material respects, shall be deemed repeated at and as of the Closing Date as if made on the Closing Date and, shall then be complete and correct in all material respects (except that representations made as of a specific date shall be required to be true as of such date only). The representations and warranties of Diva and its Subsidiaries contained in this Agreement or in the Disclosure Schedule or any certificate delivered pursuant hereto which are qualified as to materiality shall be complete and correct as of the date when made, shall be deemed repeated at and as of the Closing Date as if made on the Closing Date and shall then be complete and correct in all respects (except that representations made as of a specific date shall be required to be true as of such date only).

9.2	PERFORMANCE OF COVENANTS

Diva shall have performed and complied in all material respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

9.3	LACK OF ADVERSE CHANGE

There shall not have occurred any event or circumstance which, individually or in the aggregate, has had or may result in a Material Adverse Effect, including the loss of significant business from any of clients of Diva or any of its Subsidiaries or the loss of any significant clients of Diva or any of its Subsidiaries.

9.4	UPDATE CERTIFICATE

The Company shall have received favorable certificates, dated the Closing Date, signed by the president and chief executive officer of Diva as to the matters reasonably requested by the Company.

9.5	NO PROCEEDING; NO LITIGATION

No order of any Governmental Authority shall be in effect that restrains or prohibits any transaction contemplated hereby or that would limit or affect the Surviving Corporation’s ownership or operation of the business of Diva; no Proceeding by any Governmental Authority or any other Person shall be pending or threatened against Diva, that challenges the validity or legality, or that seeks to restrain the consummation, of the transactions contemplated hereby or that seeks to limit or otherwise affect Diva’s right to own or operate the business of Diva; and no written advice shall have been received by Diva or by its counsel from any Governmental Authority, and remain in effect, stating that a Proceeding will, if the Exchange is consummated or sought to be consummated, be filed seeking to invalidate or restrain the Exchange or limit or otherwise affect the Company’s ownership or operation of the business of Diva. There shall exist no litigation against Diva and none shall have been threatened

9.6	APPROVALS AND CONSENTS

All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Diva for the authorization, execution and delivery of this Agreement, the consummation by it of the transactions contemplated hereby and the continuation in full force and effect of any and all material rights, documents, agreements or instruments of Diva shall have been obtained and made by Diva, except where the failure to receive such consents, waivers, approvals, authorizations or orders would not reasonably be expected to have a Material Adverse Effect.

9.7	STOCKHOLDER APPROVAL; DISSENTERS

This Agreement shall have been duly adopted at or prior to the Effective Time by the requisite vote of the holders of Diva’s Common Stock entitled to vote thereon.

9.8	RESIGNATIONS

Company shall have received form the Diva the resignations of all officers and directors of the Diva from their positions with the Diva

9.9	FIRPTA CERTIFICATE

The Company shall have received from Diva an executed copy of a certification and notice, meeting the requirements of Sections 897 and 1445 of the Code and the treasury regulations promulgated thereunder, substantially in the form attached hereto as EXHIBIT 8.11, dated as of the Closing Date, that Diva has not been a United States real property holding corporation at any time during the five year period prior to the Closing Date, and the stock of the Company is not a United States real property interest.

9.10	LIABILITIES AND PREFERRED STOCK.

At the Closing, Diva shall have no liabilities other than as disclosed in this Agreement and specifically approved by the Company. All shares of Diva Preferred Stock, other than (i) 100 shares of Series A Redeemable Convertible Preferred Stock and (ii) 251,000 shares of Series E Redeemable Convertible Preferred Stock. The Series E Redeemable Convertible Preferred Stock shall be subject to automatic conversion to Common Stock of the Surviving Corporation upon Diva shareholder approval of the increased in Diva’s authorized Common Shares to 100,000,000.

9.11	NO PROCEEDING

No order of any Governmental Authority shall be in effect that restrains or prohibits the Exchange; and no written advice shall have been received by Diva, or the Company or by any of their respective counsel from any Governmental Authority, and remain in effect, stating that a Proceeding will, if the Exchange is consummated or sought to be consummated, be filed seeking to invalidate or restrain the Exchange.

9.12	SPIN OFF OF SUBSIDARIES.

Prior to the Closing, Diva shall spin off or sell, or enter agreements to Spin off or sell, Diva Florida on terms reasonably satisfactory to the Company, in a transaction in which the purchaser or transferee of such subsidiaries shall indemnify and hold harmless Diva and the Surviving Corporation from any and all liabilities arising out of the business or operations of such subsidiaries and/or the transaction transferring the ownership thereof to a third party.

9.13	CHANGE OF NAME

Effective at the closing the name of Diva shall be changed to IGIA, Inc.

10.	TERMINATION

10.1	TERMINATION OF AGREEMENT

This Agreement may be terminated:

(a) At any time prior to the Effective Time, by mutual consent of Diva and the Company.

(b) By Diva or the Company if the Effective Time shall not have occurred by June 2, 2004, unless such failure shall be due to a material breach of any representation or warranty, or the nonfulfillment in a material respect, and failure to cure such nonfulfillment within five (5) Business Days following receipt by such party of notice of such breach or nonfulfillment, of any covenant or agreement contained herein on the part of the party or parties seeking to terminate this Agreement.

(c) By Diva or the Company alone, by means of a written notice to the other, if there has been a material misrepresentation on the part of the other, or a material breach on the part of the other of any of its warranties, covenants or agreements set forth herein, or a material failure on the part of the other to comply with any of its other obligations hereunder. No such termination shall relieve any party of the consequences of any such misrepresentation, breach or failure.

(d) By either Diva or the Company if a Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in any case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Exchange.

(e) By either Diva or the Company if the requisite vote of the stockholders of the Company or Diva, in favor of the Exchange shall not have been obtained; PROVIDED, THAT, the right to terminate this Agreement under this Section 10.1(e) shall not be available to the Company or Diva, as the case may be where the failure to obtain such stockholder approval shall have been caused by the action or failure to act of the Company or Diva, as the case may be and such action or failure to act constitutes a material breach by the Company or Diva of this Agreement.

(f) By Diva if it proposes to accept a Superior Proposal; PROVIDED, THAT, simultaneously with such termination Diva complies with Section 10.3(a).

(g) By Diva if the Board of Directors of Diva shall have withdrawn or modified its approval or recommendation of the Exchange or the adoption of this Agreement.

10.2	EFFECT OF TERMINATION

In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void, the Exchange shall be abandoned and there shall be no liability or obligation on the part of Diva or the Company or their respective officers, directors, stockholders or Affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement or in the Disclosure Schedule (in which case the non-breaching party may seek any and all remedies available to it under applicable law); PROVIDED, THAT, the provision of Sections 12.1, 12.2, 12.3, 12.4 and 12.11 and this Section 10.2 shall remain in full force and effect and survive any termination of this Agreement.

11.	INDEMNIFICATION OF DIRECTORS, OFFICERS AND STOCKHOLDERS

11.1	RIGHT TO INDEMNIFICATION

The Surviving Corporation shall indemnify present and former directors, officers and employees of the Surviving Corporation and Diva to the maximum degree permitted by the laws of the State of Delaware, including reasonable costs of counsel of the party’s choosing. The Surviving Corporation shall indemnify present and former directors, officers and employees of the Company and Diva to the maximum degree permitted by the laws of the State of Delaware. The Bylaws and Certificate of

Incorporation of the Surviving Corporation shall contain provisions with respect to indemnification of present and former directors, officers and employees of the Company and Diva to the maximum degree permitted by the laws of the State of Delaware, which provisions shall not be amended, repealed or otherwise modified for a period of three (3) years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time are present or former directors, officers or employees of the Company, unless such modification is required after the Effective Time by applicable law.

11.2	INSURANCE

For a period of three (3) years after the Effective Time, the Surviving Corporation shall use commercially reasonable efforts to cause to be maintained in effect directors and officers liability insurance covering those persons who are on the date hereof covered by directors and officers liability insurance policies maintained by the Company or by Diva on terms substantially similar to those applicable under such current policies with respect to claims arising from and related to facts or events which occurred at or before the Effective Time. Notwithstanding the foregoing, Diva may substitute therefore policies of substantially the same coverage containing terms and conditions which are no less advantageous, in any material respect, to the Indemnified Parties.

11.3	SUCCESSORS

In the event Diva, the Surviving Corporation or any successor to Diva or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors of the Diva or the Surviving Corporation honor the obligations of the Diva and the Surviving Corporation set forth in this Section 11.

11.4	SURVIVAL

The provisions of this Section 11 shall survive the Closing and expressly are intended to benefit each director, officer or employee of the Company contemplated by this Section 11.

12.	GENERAL PROVISIONS

12.1	EXPENSES

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement, including all fees and expenses of agents, representatives, counsel and accountants.

12.2	PUBLIC ANNOUNCEMENTS

Any public announcement or similar publicity with respect to this Agreement, the Closing or the transactions contemplated hereby will be issued at such time and in such manner as Diva and the Company agree in writing and shall be made in accordance with Regulation FD promulgated by the

SEC. The Company and Diva will in good faith consult with each other concerning the means by which the Company’s employees, clients and suppliers and others having dealings with the Company will be informed of this Agreement, the Closing and the transactions contemplated hereby, and representatives of Diva may at its option be present for any such communication.

12.3	NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by fax (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and fax numbers set forth below (or to such other address, person’s attention or fax number as a party may designate by notice to the other parties given in accordance with this Section 12.3):

If to Diva:
Diva Entertainment, Inc.
C/o Que Management, Inc.
180 Varick Street
13th Floor
New York, NY 10014
Attention: Peter Zachariou

With copies to:

Robert Diener, Esq.
122 Ocean Park Blvd. #307
Santa Monica, CA 90405

Tel (310) 396-1691
Fax (310) 396-8608

If to the Company:

Tactica International Inc.
11 West 42nd Street – 7th Floor
New York, NY 10036
Attention: Avi Sivan, President

With a copy to:

Jenkens & Gilchrist Parker Chapin LLP
405 Lexington Avenue
New York, NY 10174
Attention: Henry I. Rothman, Esq.
Facsimile: (212) 704-6288

12.4	JURISDICTION; SERVICE OF PROCESS

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of New York, County of New York or the United States District Court for the Southern District of New York, and each of the parties consent to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Service of process or any other papers in any such action or procedure may be made by registered or certified mail, return receipt requested, pursuant to the provisions of Section 12.3.

12.5	FURTHER ASSURANCES

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

12.6	WAIVER

Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege.

12.7	ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including any correspondence, written and oral among Diva, and the Company and constitutes (along with the documents referred to in this Agreement) the entire agreement among the parties with respect to its subject matter. This Agreement may not be amended, nor may any provision hereof or default hereunder be waived, except by a written agreement executed by the party to be charged with the amendment or waiver.

12.8	ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

No party may assign any of its rights under this Agreement without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement and the Persons contemplated by Article 11 any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

12.9	SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part will remain in full force and effect to the extent not held invalid or unenforceable.

12.10	SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. In this Agreement (i) words denoting the singular include the plural and vice versa, (ii) “it” or “its” or words denoting any gender include all genders, (iii) the word “including” shall mean “including without limitation,” whether or not expressed, (iv) any reference to a law shall mean the statute and any rules and regulations thereunder in force as of the date of this Agreement or the Closing Date, as applicable, unless otherwise expressly provided, (v) any reference herein to a Section, Article, Schedule or Exhibit refers to a Section or Article of or a Schedule or Exhibit to this Agreement, unless otherwise stated, and (vi) when calculating the period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, then the period shall end on the next day which is a Business Day. Each party acknowledges that it has been advised and represented by counsel in the negotiation, execution and delivery of this Agreement and accordingly agrees that if an ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any party because such party or its representatives drafted such provision.

12.11	GOVERNING LAW

This Agreement will be governed by the internal laws of the State of New York without regard to principles of conflict of laws.

12.12	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

DIVA ENTERTAINMENT, INC.

By:	/s/ Peter Zachariou
Name:	Peter Zachariou
Title:	President

TACTICA INTERNATIONAL, INC.

By:	/s/ Avi Sivan
Name:	Avi Sivan
Title:	Chief Executive Officer

STOCKHOLDERS

/s/ Avi Sivan
Avi Sivan

/s/ Prem Ramchandani
Prem Ramchandani

/s/ Avraham Ovadia
Avraham Ovadia

/s/ Shai Bar-lavi
Shai Bar-lavi